UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:
◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

C&F FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

C&F Financial Corporation
3600 La Grange Parkway
Toano, Virginia 23168

Dear Fellow Shareholders:

You are cordially invited to attend the 2025 Annual Meeting of Shareholders of C&F Financial Corporation, the holding company for Citizens and Farmers Bank.  The meeting will be held on Tuesday, April 15, 2025, at 3:30 p.m. Eastern Time at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The accompanying Notice and Proxy Statement describe the matters to be presented at the Annual Meeting.  Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, your vote is important, and we encourage you to vote promptly.  You have a choice of voting your shares by proxy over the Internet, by telephone or by signing, dating and mailing the enclosed proxy card.  Please take the time to vote by proxy now so that your shares are represented at the meeting.  If you decide to attend the Annual Meeting and vote in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote at the Annual Meeting, you must obtain a legal proxy or broker’s proxy and provide proof of your legal proxy as authority to vote the shares at the Annual Meeting).

We appreciate your continuing loyalty and support of C&F Financial Corporation.

Sincerely,

Larry G. Dillon	Thomas F. Cherry
Executive Chairman	President and Chief Executive Officer

Toano, Virginia

March 7, 2025

C&F FINANCIAL CORPORATION

3600 La Grange Parkway

Toano, Virginia 23168

________________________________________________________________

NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS

_________________________________________________________________

TO BE HELD APRIL 15, 2025

The 2025 Annual Meeting of Shareholders of C&F Financial Corporation (the “Corporation”) will be held at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, on Tuesday, April 15, 2025, at 3:30 p.m. Eastern Time for the following purposes:

1.	To elect four Class II directors to the Board of Directors of the Corporation to serve until the 2028 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this Notice.
2.	To approve, in an advisory, non-binding vote, the compensation of the Corporation’s named executive officers disclosed in the Proxy Statement.
3.	To recommend, in an advisory, non-binding vote, the frequency of future advisory, non-binding votes to approve the compensation of the Corporation’s named executive officers.
4.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2025.
5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 14, 2025, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Jason E. Long
Secretary

March 7, 2025

IMPORTANT NOTICE

Your vote is important. You have a choice of voting by proxy over the Internet, by telephone or by signing, dating and mailing the enclosed proxy card.  Please take the time to vote by proxy now so that your shares are represented at the Annual Meeting.

If you decide to attend the Annual Meeting and vote in person, you can revoke your proxy at any time before it is voted at the Annual Meeting (provided that, if you hold your shares through a bank, broker or other holder of record and you wish to vote in person, you must obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting as proof of your authority to vote the shares).

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C&F FINANCIAL CORPORATION

PROXY STATEMENT

2025 ANNUAL MEETING OF SHAREHOLDERS

i

Overview of C&F Financial Corporation

C&F Financial Corporation (the “Corporation”) is a financial institution that has been focused on serving our customers and communities for 98 years. We employ a diversified business strategy through our three business segments:

●	Community banking segment – Provides retail and commercial banking products and services and full service brokerage offerings throughout eastern and central Virginia,
●	Mortgage banking segment – Originates and sells residential mortgage loans in five states and offers services related to mortgage banking to other mortgage lenders,
●	Consumer finance segment – Engaged in indirect consumer lending, providing financing for automobile, marine and recreational vehicles primarily in the Northeastern, Midwestern and Southern United States.

Proxy Summary

The 2025 Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation will be held on Tuesday, April 15, 2025, at 3:30 p.m. Eastern Time at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  The approximate mailing date of this Proxy Statement and accompanying proxy is March 7, 2025. The following matters will be considered at the Annual Meeting. Please refer to the information contained in this Proxy Statement related to each of these matters in considering your vote.

Proposal		Recommendation of the Board
ONE	Election of directors	FOR ALL
TWO	Approval of the compensation of the Corporation’s named executive officers (non-binding)	FOR
THREE	Recommend the frequency of future advisory, non-binding votes on the compensation of the Corporation’s named executive officers (non-binding)	1 YEAR
FOUR	Ratification of the appointment of the Corporation’s independent registered public accounting firm	FOR

2024 Financial Results

The Corporation reported consolidated net income and earnings per share of $19.9 million and $6.01, respectively, for 2024, compared to $23.7 million and $6.92, respectively, for 2023. The Corporation reported return on average equity (“ROE”) and return on average assets (“ROA”) of 9.02 percent and 0.80 percent, respectively, for 2024, compared to 11.68 percent and 0.99 percent, respectively, for 2023. Excluding branch consolidation charges, adjusted net income and adjusted earnings per share were $20.0 million and $6.03, respectively, and adjusted ROE and adjusted ROA were 9.05 percent and 0.80 percent, respectively. There were no such branch consolidation charges reported in 2023. Adjusted net income, adjusted earnings per share, adjusted ROE and adjusted ROA are financial measures that are not consistent with U.S. generally accepted accounting principles (“GAAP”) that are considered by the Corporation as part of its executive compensation program.  Refer to Appendix A for information regarding these non-GAAP financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measures.

Comparison of Financial Results

* These are non-GAAP financial measures. Refer to Appendix A for more information, including a reconciliation to the most directly comparable U.S. GAAP financial measures.

Pay for Performance

The compensation of our executive officers includes incentive compensation and is structured to pay for performance, in order to align our compensation program with the interests of shareholders. In 2024, 45 percent of the total direct compensation of our Chief Executive Officer was incentive compensation, and was based in part on the Corporation’s performance relative to a peer group of 48 other banks.  The Corporation’s performance relative to this peer group declined in 2024 compared to 2023, as measured by the performance measures established by the Compensation Committee and used to determine incentive compensation for the Chief Executive Officer. The results of the performance measures used to determine the amounts of the short-term cash incentive compensation award and the long-term equity incentive compensation award for the Chief Executive Officer for 2024 are shown below. These awards are discussed in further detail in the Compensation Discussion and Analysis.

Short-term cash incentive compensation award	Long-term equity incentive compensation award
Composite ranking of ROA and ROE (excluding AOCI)*	3-year return on tangible common equity (excluding AOCI)*
19th out of 49 financial institutions	14th out of 49 financial institutions
63rd percentile	73rd percentile
*

ROA, ROE (excluding accumulated other comprehensive income, or “AOCI”) and return on tangible common equity (excluding AOCI) are performance measures defined by the Compensation Committee for purposes of incentive compensation awards, as further discussed in the Compensation Discussion and Analysis, which begins on page 21.

Our Board of Directors

We believe that our Board of Directors possesses the skills, expertise, character, judgment and other qualities necessary to provide meaningful, independent leadership and oversight of the Corporation’s business operations and strategy.  Each of our directors and director nominees has the requisite skills, qualifications and personal traits sought by the Nominating Committee in a highly qualified director.  Our Board of Directors, including the director nominees, collectively offer a variety of valuable skills and experience, and a diversity of backgrounds and perspectives, as summarized below. Our Board of Directors includes two members of management and ten independent directors.

Board of Directors Skills and Experience

Community banking experience

Financial expertise

Legal expertise in corporate, lending and real estate law

Real estate brokerage and development

Business management and organizational leadership

Corporate governance

Human resources management

Marketing and advertising expertise

Bank regulatory matters

Risk management

Knowledge of the customers and communities we serve

Composition of Board of Directors

Native American,
1 Director
African American,
1 Director
Non-racially diverse,
10 Directors

Less than 10 years,
6 Directors
At least 10 and
less than 20 years,
3 Directors
20 years or more,
3 Directors

3 Women
9 Men

Corporate Responsibility

We are committed to fulfilling our responsibilities to a variety of stakeholders as a community financial institution: our customers, our communities, our employees and our shareholders.  We have identified the following priorities related to our corporate responsibility and have taken steps to advance these priorities through our business and investment decisions:

● Bank On consumer checking account designed to expand access to safe and affordable accounts ● ●

Access to banking and financial products and services

●Offer a consumer checking account with a national Bank On certification, designed to expand access for underbanked consumers
●Offer checking account products with low or no fees
●
Offer mortgage loan products designed to make home ownership more affordable, including programs that offer down payment assistance to certain borrowers and various mortgage loans insured or guaranteed by U.S. government agencies
●
Engage with customers, especially in traditionally underserved communities, to provide education related to financial literacy and opportunities to obtain financing for home ownership
●
Provide home mortgage materials in Spanish for borrowers with limited English proficiency

Investing in our communities

●Encourage our employees to participate in service events with partner organizations
●Give our employees up to 16 hours of paid time to volunteer in their communities with organizations of their choice
●Members of our senior management, including our CEO, serve on the boards of various community and civic organizations
●Provide financial support to local organizations in our communities

Employee wellness and development

●Provide on-site access to healthcare services through a clinic for employees and their dependents
●Offer wellness-related initiatives for our employees, including free annual preventative care and biometric screenings, incentives for tobacco cessation, events to promote a healthy lifestyle, and on-site fitness facilities
●Provide education benefits, including tuition reimbursement, student loan repayment and training opportunities
●Promote a workplace that is inclusive and respectful through programs offered by an employee-led group: C.A.R.E. (“Celebrating All, Respecting Everyone”).

GENERAL INFORMATION

2025 Annual Meeting of Shareholders and Proxy Information

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the Corporation (the “Board”) of the enclosed proxy to be used at the Annual Meeting, to be held Tuesday, April 15, 2025, at 3:30 p.m. Eastern Time at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia.  You will be able to attend the Annual Meeting, vote your shares and submit your questions in accordance with the rules of conduct for the meeting. The approximate mailing date of this Proxy Statement and accompanying proxy is March 7, 2025.

Additional information regarding the rules and procedures for participating in the Annual Meeting will be provided in our meeting rules of conduct, which shareholders can view on the website provided below.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 15, 2025

The Notice of 2025 Annual Meeting of Shareholders, this Proxy Statement, form of proxy and the 2024 Annual Report to Shareholders are available on the Internet at the following website:

http://www.astproxyportal.com/ast/08723/

Voting in Person at the Annual Meeting or by Proxy

You will receive multiple printed copies of the Proxy Statement and accompanying proxy if you hold your shares in different ways (such as, joint tenancy, through a trust, in a custodial account, etc.) or in more than one account. You should vote the shares represented by each proxy card you receive to ensure that all of your shares are voted.

Shareholders of record can vote in person at the Annual Meeting or by proxy. There are three ways for shareholders of record to vote by proxy:

●	By Internet – you can vote over the Internet by following the instructions on the proxy card (you will need the control number on the proxy card);
●	By Telephone – you can vote by telephone (toll-free) by following the instructions on the proxy card (you will need the control number on the proxy card); or
●	By Mail – you can vote by mail by signing, dating and mailing the proxy card in the accompanying postage paid envelope.

If you hold your shares through a bank, broker or other holder of record, you will receive voting instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting may also be offered to shareholders owning shares through certain banks and brokers.

If you vote by proxy in time for the Annual Meeting, the individuals named on the proxy card (the “proxies”) will vote your shares in accordance with your instructions.  If you properly submit a proxy without specifying how to vote your shares with respect to a proposal, such proxy will be voted according to the recommendation of the Board.

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting.

Voting by proxy over the Internet, by telephone or by mailing a proxy card will not affect your right to attend or to vote in person at the Annual Meeting.

If you hold your shares through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact the holder of record (that is, your bank, broker or other nominee) to obtain a legal proxy or broker’s proxy card and bring it to the meeting as proof of your authority to vote the shares.

Questions During the Annual Meeting

During the Annual Meeting, we intend to answer questions that are pertinent to shareholders generally and the matters to be considered at the meeting, subject to time constraints. We may group and answer together questions that are substantially similar to avoid repetition.

Revocation of Proxies

Submission of a proxy will not affect a shareholder’s right to attend or vote in person at the Annual Meeting.  Any shareholder who has properly submitted a proxy may revoke it by attending the Annual Meeting and voting in person.

If you are a shareholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods:

●	By submitting a written notice of revocation to the Secretary of the Corporation by the close of business on April 14, 2025;
●	By submitting by the close of business on April 14, 2025 a completed proxy card bearing a later date than any other proxy submitted by you;
●	By Internet by following the Internet voting instructions on the proxy card (you will need the control number on the proxy card) by 11:59 p.m. Eastern Time on April 14, 2025;
●	By telephone by following the telephone voting instructions on the proxy card (you will need the control number on the proxy card) by 11:59 p.m. Eastern Time on April 14, 2025; or
●	By attending the Annual Meeting and voting in person.

The last Internet vote, telephone vote or proxy card vote that you submit in accordance with all instructions, including the timing deadlines set forth above, with respect to the same shares is the one that will be counted.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Corporation at (804) 843-2360.

Voting Rights of Shareholders

Only those common shareholders of record at the close of business on February 14, 2025 are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof.  The number of shares of Corporation common stock outstanding and entitled to vote at the Annual Meeting is 3,232,564.  The Corporation has no other class of voting stock outstanding.  A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Corporation common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting.  Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter.

With regard to the election of directors, votes may be cast in favor or withheld.  If a quorum is present, the four nominees receiving the greatest number of affirmative votes cast at the Annual Meeting, even if less than a majority, will be elected directors; therefore, votes withheld and broker non-votes will have no effect.

With regard to the non-binding advisory vote on the frequency of future non-binding advisory votes on executive compensation, shareholders may vote for a frequency of every year, every two years or every three years, or shareholders may abstain from voting. If a quorum is present, the frequency that receives the greatest number of votes in favor, even if less than a majority, will be the frequency that is recommended by the shareholders; therefore, abstentions and broker non-votes will have no effect.

For all other proposals, votes may be cast in favor or against, or shareholders may abstain from voting. Approval of these other proposals (i.e., the non-binding advisory vote to approve executive compensation and the ratification of the appointment of the Corporation’s independent registered public accounting firm) requires an affirmative vote of a majority of the votes cast on the matter.  Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they generally do not count as votes cast and, therefore, will have no effect for purposes of determining whether such a matter is approved.

Routine and Non-Routine Proposals

Applicable rules determine whether proposals presented at shareholder meetings are routine or non-routine.  If a proposal is routine, a broker or other entity holding shares for an owner in street name generally may vote on the proposal without receiving voting instructions from the owner.  If a proposal is non-routine, the broker or other entity generally may vote on the proposal only if the owner has provided voting instructions.  A “broker non-vote” occurs when a broker or other entity returns a signed proxy card but does not vote shares on a particular proposal because the proposal is not a routine matter and the broker or other entity has not received voting instructions from the beneficial owner of the shares.  The ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2025 is considered a routine matter, while the election of directors, the non-binding advisory vote to approve executive compensation, and the non-binding advisory vote on the frequency of future non-binding advisory votes to approve executive compensation are considered to be non-routine matters.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Corporation.  Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and Citizens and Farmers Bank (the “Bank”) may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation.  We anticipate that brokerage houses and other nominees, custodians and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their reasonable expenses in forwarding these proxy materials to such beneficial owners.  The Corporation has engaged D. F. King & Co., Inc. to assist in the solicitation of proxies for the Annual Meeting for a fee of approximately $5,000 plus expenses.

BOARD AND GOVERNANCE MATTERS

PROPOSAL ONE

ELECTION OF DIRECTORS

The Corporation’s Board is divided into three classes (I, II and III) of directors.  The term of office for Class II directors will expire at the Annual Meeting.  Based on the recommendation of the Nominating Committee, each of Audrey D. Holmes, Elizabeth R. Kelley, James T. Napier and Paul C. Robinson has been nominated by the Board to serve as a Class II director.  If elected, the Class II nominees will serve until the 2028 Annual Meeting of Shareholders.  All director nominees currently serve as directors of the Corporation.

The Corporation’s Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Nominating Committee.

The Board is not aware of any family relationship among any director, director nominee or executive officer; nor is the Board aware of any involvement of any director, director nominee or executive officer, currently or in the past ten years, in any legal proceedings that would be material to an evaluation of the ability or integrity of any director, director nominee or executive officer.  None of the directors or director nominees serves, nor in the past five years has any director or director nominee served, as a director of any other public company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE FOUR NOMINEES NOMINATED TO SERVE AS CLASS II DIRECTORS.

Director Nominees and Directors Continuing to Serve

Certain information concerning the nominees for election at the Annual Meeting as Class II directors is set forth below, as well as certain information about the remaining Class I and III directors who will continue in office until the 2027 and 2026 Annual Meetings of Shareholders, respectively, including the qualifications, skills and experience that the Board believes make the director or director nominee a good fit for service on the Board.  The Board of Directors of the Bank (the “Bank Board”) consists of the twelve current members of the Corporation’s Board listed below and Bryan E. McKernon, the former President and CEO of C&F Mortgage Corporation.

Class II Director Nominees—To Serve Until the 2028 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Audrey D. Holmes Director since 2007 Age 67

Ms. Holmes owns and operates her own legal practice, Audrey D. Holmes, Attorney-at-Law.  Ms. Holmes conducts business in communities served by the Bank.  Ms. Holmes’ business experience as a sole practitioner is enhanced by her participation in a number of professional, civic and religious organizations.  As a small business owner and through her community involvement, Ms. Holmes understands many of the challenges faced by the Bank’s customers.

Elizabeth R. Kelley Director since 2017 Age 64

Ms. Kelley is managing director and co-owner of Blue Heron Management LLC, a business and management consulting and advisory firm and co-owner of Divin’ Off the Dock, Inc. a retail business located in West Point, Virginia.  Prior to becoming a consultant and small business owner, Ms. Kelley served as president and chief operating officer of The Martin Agency (“Martin”), an international full-service advertising agency headquartered in Richmond, Virginia, until April 2018. During her tenure at Martin, she worked in a variety of roles including in account management, creative and human resources. She became a partner in 2005, assumed the role of chief operating officer in 2011, and was named president of the agency in 2016. Ms. Kelley previously served on the Hampden-Sydney College board of trustees, and is a member of the West Point Chamber of Commerce.  Ms. Kelley has served as a member of the Bank Board since June 2016.  Ms. Kelley’s diverse experience in business and strategy, including with a company that specializes in, among other things, advertising, strategic planning, and building the relationship between brand and consumers, brings valuable expertise to the Board.

James T. Napier Director since 2016 Age 72

Mr. Napier is the chairman and senior executive officer of Napier Realtors ERA headquartered in Chesterfield County, Virginia, with branch offices serving Powhatan County, Henrico County, the City of Richmond and the tri-cities area.  Mr. Napier served as president of the firm from 1991 until January 2023 and has been involved in the real estate business since 1976. Mr. Napier served on the board of directors of Central Virginia Bankshares, Inc. from 1997 until its acquisition by the Corporation in 2013.  Since that time, Mr. Napier has served as a member of the Bank Board.  Mr. Napier’s experience in real estate, his experience as the president of a real estate company and his years of experience on the board of a community bank provide him with leadership skills and other attributes valuable to service as a director.

Paul C. Robinson Director since 2000 Age 67

Mr. Robinson is the president of Francisco, Robinson and Associates, Inc., a real estate brokerage firm.  Mr. Robinson has gained practical business experience through 47 years in the real estate business, including 30 years as a firm owner/principal broker.  In addition, Mr. Robinson previously served as an elected member of the Board of Supervisors for New Kent County, and has represented New Kent County, Virginia, on multi-jurisdictional boards in the greater Richmond region.  Through his experiences in business and government services, Mr. Robinson has developed relevant financial, accounting and compliance knowledge.  In addition, Mr. Robinson’s past experience as an elected public official provides insight into the workings of local government, issues facing constituents, many of whom reside in the Bank’s banking footprint, and how to effectively manage input from numerous stakeholders to make the most appropriate decisions.

Class I Directors—Serving Until the 2027 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Larry G. Dillon[1] Director since 1989 Age 72

Mr. Dillon is the Executive Chairman of the Boards of Directors of the Corporation and the Bank. Mr. Dillon has worked for the Corporation and the Bank for over 47 years and has been Chairman since 1998.  He served as Chief Executive Officer from 1989 until December 31, 2018, and as President from 1989 until December 2014.  Prior to becoming President and Chief Executive Officer, Mr. Dillon served in several capacities including Chief Operating Officer and Commercial Lending Officer.  Mr. Dillon is well versed in all business and operational aspects of the Corporation and the Bank and has the strong leadership qualities that are necessary to lead the Board and Corporation as a whole.  In addition to his duties at the Corporation and the Bank, Mr. Dillon has served as president of the Virginia Bankers Association and has served on several committees within that organization.  Mr. Dillon has served as a leader in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Dillon worked for the State Corporation Commission Bureau of Financial Institutions.  All of these experiences provide Mr. Dillon with valuable insights for leading a community bank and serving on the Corporation’s Board.

C. Elis Olsson Director since 2007 Age 60

Mr. Olsson is a commercial pilot, and has been employed by International Jet Charter, an aircraft charter and management company, since 2023. He was previously employed as vice president and director of operations for Martinair, Inc. (“Martinair”), an aircraft charter and management company, from 2000 until he retired in 2022.  Mr. Olsson, as a vice president of Martinair, in addition to his operational duties, had responsibility for the review of financial information of Martinair.  Prior to Martinair, Mr. Olsson worked for a Fortune 500 company where he held numerous roles including regional sales manager and vice president of operations.  He also served on the board of directors for the Fortune 500 company.  Mr. Olsson is actively involved in various community organizations in the markets the Bank serves.  Mr. Olsson’s background brings valuable operational and financial expertise to the Board.

D. Anthony Peay Director since 2019 Age 65

Mr. Peay is a retired CPA and community banker with over 40 years of experience in the banking industry.  Mr. Peay served as the Chief Financial Officer of Union Bankshares Corporation (now Atlantic Union Bankshares Corporation) for 18 years until his promotion to Chief Banking Officer in 2012, a position he held until his retirement in 2017.  During his time with Union Bankshares Corporation, Mr. Peay was a key member of the executive team with responsibility for accounting, financial reporting and investor relations, as well as playing a vital role in the company’s merger and acquisition activity.  Mr. Peay has significant experience with the preparation of Securities and Exchange Commission (“SEC”) filings, including periodic and annual reports and registration statements.  Mr. Peay’s background enables him to provide significant contributions to the Board regarding the financial performance of the Corporation and its compliance requirements as an SEC registrant, as well as overall management and strategic initiatives.

Dr. Jeffery O. Smith Director since 2020 Age 57

Dr. Smith is currently serving as Executive Director and CEO of the Virginia Air & Space Center in Hampton, Virginia. He previously served for over 31 years in public education as an educator and administrator, including working in eight Virginia public school divisions and serving as the superintendent of Hampton City Schools in Hampton, Virginia from 2015 until 2023. Dr. Smith has also been a leader in many community and civic organizations, which has included serving on the boards of directors of Sentara Healthcare, Smart Beginnings Virginia Peninsula and Virginia Air & Space Center, and on the board of trustees for the Williamsburg Health Foundation. Dr. Smith’s knowledge of complex organizations, business practices and the communities the Corporation serves enables him to provide significant insights concerning the Corporation’s strategic objectives.

Class III Directors —Serving Until the 2026 Annual Meeting
Name	Principal Occupation During Past Five Years and Qualifications, Skills and Experience

Dr. Julie R. Agnew Director from 2017-2022; reappointed 2023 Age 55

Dr. Agnew is the Richard C. Kraemer Term Professor of Business at William & Mary’s Raymond A. Mason School of Business (“Mason School of Business”).  She is the Faculty Executive Co-Director of the Boehly Center for Excellence in Finance at the Mason School of Business. She is a TIAA Institute Fellow, a member of the Wharton School’s Pension Research Council Advisory Board and a Research Associate for the Center for Retirement Research at Boston College. Prior to pursuing her doctorate, Dr. Agnew worked as an analyst in investment banking for Salomon Brothers in New York City and as an equity research associate for Vector Securities International in Chicago.  Dr. Agnew was first appointed as a member of the Bank Board in June 2016.  Dr. Agnew resigned her positions on the Board and the Bank Board in August 2022 and was reappointed to both boards in January 2023, and during the time between her resignation and reappointment she was briefly employed by Vanguard Investment Group, Inc. Dr. Agnew’s experience enables her to provide significant insights regarding the finances and economic risks of the Corporation.

J. P. Causey Jr.[1] Director since 1984 Age 81

Mr. Causey is a self-employed attorney-at-law. Mr. Causey was Plan Administrator for Canal Corporation, formerly Chesapeake Corporation.  Mr. Causey previously served as executive vice president, secretary and general counsel for Canal Corporation, formerly an SEC registrant, from 2001 to 2011.  Mr. Causey had 27 years of experience with Canal Corporation.  During his time with Canal Corporation, Mr. Causey actively participated in the development of corporate strategy and in evaluating risk.  Mr. Causey also had direct supervisory responsibility for the corporate legal, communications, human resources, business ethics, environmental compliance and internal audit functions.  Mr. Causey played an active part in the drafting and/or review of periodic SEC filings and other corporate communications.  Mr. Causey’s background enables him to provide significant contributions with respect to the Corporation’s overall management, as well as with respect to its compliance obligations.

Thomas F. Cherry Director since 2015 Age 56

Mr. Cherry is the President and Chief Executive Officer of the Corporation and the Bank. Mr. Cherry has worked for the Corporation and the Bank for over 28 years.  He has been Chief Executive Officer since January 1, 2019 and President since December 2014 and was appointed to the Boards of Directors of the Corporation and the Bank in January 2015.  Mr. Cherry also previously served as Secretary from 2002 until 2018 and Chief Financial Officer from 2004 until 2016.  Mr. Cherry is well versed in all business and operational aspects of the Corporation and the Bank and has strong leadership qualities.  In addition to his duties at the Corporation and the Bank, Mr. Cherry has served on several committees of the Virginia Bankers Association.  Mr. Cherry has served in several community organizations in communities served by the Bank.  Prior to joining the Bank, Mr. Cherry worked for Price Waterhouse LLP (prior to its merger with Coopers & Lybrand to create PwC).  All of these experiences provide Mr. Cherry with valuable insights for leading a community bank and serving on the Corporation’s Board.

George R. Sisson III Director since 2020 Age 71

Mr. Sisson served on the board of directors of Peoples Bankshares, Incorporated (“Peoples”) and Peoples Community Bank from 1987 until its acquisition by the Corporation in 2020, and served as chairman of the board of directors beginning in 2005.  As a director and chairman, Mr. Sisson was involved in setting the strategic objectives of Peoples, establishing corporate policies, approving loans, and leading the organization.  Mr. Sisson is currently a real estate agent at Historyland Realty LLC and previously owned and operated Peoples Insurance Agency of Montross from 1976 until he sold it effective January 1, 2020.  His experience as a director and small business owner provides him with leadership skills and other attributes valuable to service as a director.

1	If prior to 1994, refers to the year the director joined the Bank Board, prior to the Corporation’s becoming the holding company for the Bank.

Composition of the Board of Directors

The Nominating Committee seeks candidates who possess the background, skills and expertise to make significant contributions to the Board, the Corporation and its shareholders.  Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition.  However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Corporation and time available for meetings and consultation on Corporation matters.  Further, all director nominees must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make an active and substantial contribution to Board deliberations, including, but not limited to, intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness.  Consideration will also be given to financial management, reporting and control expertise or other experiences that would qualify the individual as an “audit committee financial expert” under established standards.

The Board believes that it is better able to fulfill its responsibility to shareholders when it benefits from a variety of experiences, backgrounds and perspectives.  Consideration is given to assuring that the Board, as a whole, adequately reflects the diversity of experiences, backgrounds and perspectives of our constituencies and the communities in which we conduct our business. The composition of the Board includes 33 percent of directors who report a characteristic that adds diversity to our Board, including three women and two directors who report belonging to a racial or ethnic minority (four directors in total).

The Board has concluded that each director and director nominee possesses the personal traits described above.  In considering the directors’ and the director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees.  In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director.  The specific experience, qualifications, attributes and skills that the Board believes each director and director nominee possesses are discussed in the tables beginning on page 9.

Board Leadership Structure and Risk Oversight

Prior to January 1, 2019, the Corporation’s CEO also served as Chairman of the Board.  Upon the appointment of Mr. Cherry as CEO, effective January 1, 2019, the Board decided to separate the roles of CEO and Chairman of the Board. Mr. Dillon, who served as CEO and Chairman of the Board prior to January 1, 2019, has continued to serve in the role of Chairman based on the Board’s determination that the Corporation benefits from such continuity and from Mr. Dillon’s decades of experience in management and on the Boards of the Corporation and the Bank.

Mr. Olsson serves as the Board’s lead independent director and chair of the Nominating Committee.  Mr. Olsson presides over executive sessions of the Board and meetings of the Nominating Committee, each of which are attended solely by independent directors.  Mr. Olsson also refers to the appropriate Board committee any issue brought to his attention by shareholders, directors and others.  Mr. Olsson is the primary communicator between the independent directors and the CEO, although individual Board members may communicate directly with the CEO and vice versa and may freely discuss their views with other Board members at any time.

The Corporation believes that its leadership structure allows the directors to provide effective oversight of its risk management function.  The Audit Committee oversees the accounting and financial reporting processes of the Corporation, as well as legal and compliance matters and risk management.  As described in the Audit Committee Charter, the Board has delegated to the Audit Committee the responsibility of overseeing the internal controls of the Corporation along with its compliance with legal and regulatory requirements. On at least a quarterly basis, the Corporation’s Chief Risk Officer and Director of Internal Audit provide a comprehensive report to the Audit Committee regarding the Corporation’s key risks, including operational, financial, credit quality, cyber and other risks. While the Audit Committee has primary responsibility for overseeing risk management, our entire Board is actively involved in overseeing this function for the Corporation. On a routine basis, the Board receives reports from the Audit Committee Chair and discusses risks that the Corporation is facing. The Audit Committee and the full Board also engage in periodic discussions with the President and CEO, Chief Financial Officer (“CFO”), Chief Risk Officer, Chief Information Officer and other corporate officers as the Committee or Board may deem appropriate. The Board and management of the Corporation are actively engaged in particular in managing and responding to the growing risks posed by cybersecurity threats. Our Information Security Program includes ongoing monitoring of our networks, incident response capabilities, formal security awareness training for all employees and the Board, and regular review of threat evolution and industry trends, and the Board receives regular reporting from management on these efforts as part of its oversight of cyber risk management. In addition to the roles performed by the Audit Committee and the Board, the Compensation Committee considers the risks that may arise through our compensation programs.  The Compensation Committee Chair also reports to the Board on a routine basis.  The Corporation believes that its leadership structure promotes effective Board oversight of risk management, because Board committees comprised solely of independent directors actively monitor the Corporation’s risk management, and are provided with the information necessary to evaluate the specific risks relevant to each committee’s areas of accountability.

As described below, on an annual basis, the Nominating Committee evaluates our Board leadership structure to ensure that it remains the optimal structure for our Corporation and our shareholders.

Director Independence

The Board has determined that all non-employee directors, who comprise a majority of the Corporation’s Board, satisfy the independence requirements of the NASDAQ Stock Market (“NASDAQ”) listing standards.  The Board has affirmatively determined that directors Agnew, Causey, Holmes, Kelley, Napier, Olsson, Peay, Robinson, Sisson and Smith are, and during 2024 were, independent within the meaning of the NASDAQ listing standards. During 2024, the Board held two regularly-scheduled executive session meetings attended solely by its independent directors.

Board Evaluation Process

The Board believes in a robust self-evaluation process.  Each year, all members of the Board complete a detailed questionnaire regarding the Board’s performance and Board governance and processes.  In connection with the evaluation process, the qualifications and performance of all Board members are reviewed prior to their re-nomination to the Board.  Annually, the Audit Committee, Compensation Committee and Nominating Committee each conducts a self-evaluation of its performance and procedures, including the adequacy of its charter, and reports the results to the Board.

Board Committees and Attendance

During 2024, there were 14 meetings of the Board.  Each current director attended at least 75 percent of all meetings of the Board and Board committees on which he or she served.

The Corporation has not adopted a formal policy on Board members’ attendance at its annual meeting of shareholders, although all Board members are encouraged to attend and historically most have done so.  All Board members attended the Corporation’s 2024 Annual Meeting of Shareholders.

The Board has three standing committees, which are the Audit, Compensation and Nominating Committees.  Each of these committees is comprised solely of independent directors.  The duties of the committees are set forth in their respective committee charters.  Each of the committee chairs is responsible for directing the work of the committee in fulfilling its responsibilities.  In addition to these standing committees, all of the directors participate in the Corporation’s annual strategic planning process.

The following table sets forth the current committee membership of the Board.

Director	Board Committees
	Audit[1]	Compensation[1]	Nominating[1]
Julie R. Agnew	X		X
J.P. Causey Jr.	X	X	X
Thomas F. Cherry
Larry G. Dillon
Audrey D. Holmes			X
Elizabeth R. Kelley		Chair	X
James T. Napier	X		X
C. Elis Olsson	X	X	Chair[3]
D. Anthony Peay	Chair[2]		X
Paul C. Robinson	X		X
George R. Sisson III			X
Jeffery O. Smith		X	X
Meetings during 2024	14	5	2

1    All members of the Audit, Compensation, and Nominating Committees are, and during 2024 were, non-employee directors and are, and during 2024 were, independent for such purpose according to NASDAQ listing standards and SEC regulations.

2    Mr. Peay qualifies as an “audit committee financial expert” under SEC regulations.

[3]	In addition to his role as Chair of the Nominating Committee, Mr. Olsson serves as the Board’s lead independent director.

Audit Committee

The Audit Committee engages the Corporation’s independent registered public accounting firm, approves the scope of the independent registered public accounting firm’s audit, reviews the reports of examination by the regulatory agencies, the independent registered public accounting firm and the internal auditor, and regularly provides updates to the Board as to the Audit Committee’s activities.  The Board has adopted a charter for the Audit Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview/Corporate Governance.”  See “Audit Committee Report” on pages 59 and 60.

Compensation Committee

The Compensation Committee recommends the level of compensation to be paid to the directors of the Corporation and the Bank, executive officers of the Corporation and certain key officers of the Bank and its subsidiaries, administers all incentive and equity compensation plans for the benefit of such officers, directors and employees and consultants eligible to participate in such plans, and regularly provides updates to the Board as to the Compensation Committee’s activities.  The Compensation Committee also oversees the Corporation’s management resources, including succession planning and management development activities.  The Board has adopted a charter for the Compensation Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview/Corporate Governance.”  See “Compensation Committee Report” on page 43.

Nominating Committee

The Nominating Committee’s primary responsibility is to identify individuals who have the desired experience, qualifications, attributes and/or skills to serve on the Board and to recommend to the Board for selection, candidates for all directorships to be filled by the Board or by the Corporation’s shareholders. As noted above, the Nominating Committee considers diversity, which it considers broadly to include diversity of thoughts, culture, experiences and perspectives, in its evaluation of candidates for Board membership, seeking to ensure that the Board is diverse and consists of individuals with various and relevant career experience and backgrounds. The Board has adopted a charter for the Nominating Committee which is posted on the Corporation’s website at www.cffc.com under “Investor Relations/Corporate Overview/Corporate Governance.”

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing.  Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director.  All such shareholder recommendations should be submitted to the attention of the Corporation’s Secretary, 3600 La Grange Parkway, Toano, Virginia 23168, and must be received no later than January 1, 2026 in order to be considered by the Nominating Committee for the annual election of directors in 2026.  Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

The Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information.  Candidates whose evaluations are favorable are then chosen by majority vote of the Nominating Committee to be recommended for nomination by the full Board.  The full Board then selects and nominates candidates for election as directors by the shareholders at the Annual Meeting.  The Nominating Committee follows the same process to identify new candidates for recommendation to the full Board in the event of a vacancy on the Board.  No director is eligible to serve on the Board after the Annual Meeting following his or her 75th birthday.  This provision does not apply to any person serving as a director of the Bank on December 31, 1984.

In accordance with the Corporation’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an Annual Meeting, if the shareholder gives written notice of his or her intent to make such nomination.  A shareholder nomination must include the nominee’s written consent to serve as a director of the Corporation if elected; sufficient background information with respect to the nominee including, but not limited to, the nominee’s name and address, the amount and nature of the nominee’s beneficial ownership of the Corporation’s securities, his or her principal occupation for the past five years, his or her age, and a discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should serve as director; sufficient identification of the nominating shareholder, including the shareholder’s name and address; a description of any arrangements or understandings between the shareholder and the nominee pursuant to which the nomination is to be made by the shareholder; and a representation by the shareholder that he or she is the owner of stock of the Corporation entitled to vote at the Annual Meeting and that he or she intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice.  No such nomination was made for the annual election of directors in 2025. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in Toano, Virginia, no later than February 5, 2026 for the annual election of directors in 2026.  These requirements are more fully described in Article III, Section 16 of the Corporation’s bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Corporation’s Secretary.

In addition to satisfying the foregoing requirements under the Corporation’s bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies for the annual election of directors in 2026 in support of director nominees other than the Corporation’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 14, 2026.

Director Compensation

The following table provides compensation information for the year ended December 31, 2024 for each non-employee director of the Board.

Director Compensation for 2024

	Fees
	Earned or
	Paid in	Stock	All Other
	Cash[2]	Awards[3]	Compensation[4]	Total
Name[1]	($)	($)	($)	($)
Julie R. Agnew	38,000	20,772	968	59,740
J. P. Causey Jr.	41,125	20,772	968	62,865
Audrey D. Holmes	28,575	20,772	968	50,315
Elizabeth R. Kelley	39,050	20,772	968	60,790
James T. Napier	38,000	20,772	968	59,740
C. Elis Olsson	44,900	20,772	968	66,640
D. Anthony Peay	45,500	20,772	968	67,240
Paul C. Robinson	38,000	20,772	968	59,740
George R. Sisson III	29,875	20,772	968	51,615
Jeffery O. Smith	33,000	20,772	968	54,740
1	Mr. Cherry, the Corporation’s President and CEO, and Mr. Dillon, the Corporation’s Executive Chairman of the Board, are not included in this table as they are executive officers of the Corporation who receive no additional compensation for services provided as a director. The compensation received by Mr. Cherry as President and CEO is shown in the Summary Compensation Table on page 44. The compensation received by Mr. Dillon as Executive Chairman is described below.
2	Includes any fees deferred pursuant to the Corporation’s Non-Qualified Deferred Compensation Plan for Directors and Executives. Under the plan, each director may elect to defer any or all of his or her fees. Deferral elections are made in December of each year for amounts to be earned in the following year.
3	Reflects the grant date fair value of the restricted stock award granted to each non-employee director on April 16, 2024 under the C&F Financial Corporation 2022 Stock and Incentive Compensation Plan, calculated in accordance with FASB Accounting Standards Codification Topic 718 (“ASC Topic 718”), based on the closing price of the Corporation’s stock on the date of grant. As of December 31, 2024, each non-employee director had 600 shares of unvested restricted stock awards outstanding that were issued under the 2022 Stock and Incentive Compensation Plan.
4	The amounts in this column represent nonforfeitable dividends paid on unvested restricted stock awards granted under the 2022 Stock and Incentive Compensation Plan for each non-employee director shown.

Mr. Dillon is compensated for his service as Executive Chairman of the Board. For 2024, he received the following compensation: (1) base salary of $250,000; (2) short-term cash incentive compensation of $40,000, which was determined by the Compensation Committee based on an evaluation of Mr. Dillon’s individual involvement and performance in matters of corporate governance and strategy; (3) long-term equity incentive compensation equal to 20 percent of his annual base salary, in the form of a restricted stock award with a grant date fair value of approximately $50,000, also determined by the Compensation Committee based on an evaluation of Mr. Dillon’s individual involvement and performance in matters of corporate governance and strategy; (4) the actuarial increase of $37,150 in the present value of Mr. Dillon’s accumulated benefits under the Retirement Plan established by the Bank; (5) contributions by the Corporation to defined contribution plans for Mr. Dillon of $40,000, consisting of employer matching contributions to tax-qualified plans and a discretionary employer SERP contribution to the Nonqualified Plan; (6) nonforfeitable dividends paid on unvested restricted stock awards; and (7) perquisites in the form of personal use of a Corporation-owned automobile; certain club dues; and an executive physical exam. Such compensation was approved by the Compensation Committee.

The Compensation Committee, appointed by the Board, annually reviews and evaluates the compensation of the Board, including the appropriate mix of cash and equity compensation.  The Compensation Committee recommends changes in compensation to the Board for approval.  In June 2021, the Compensation Committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consultant, to update the review of director compensation that was previously performed in June 2019.  The peer group used for the director compensation review in 2021 was the same peer group used in that year for the review of President and CEO and CFO compensation that was also performed by Pearl Meyer.  The review found that total director compensation, which includes cash and equity, was at the 67th percentile of the peer group.  The cash component of director compensation was at the 61st percentile of the peer group.  In addition, the review found that the total Board cost was at the 76th percentile.  As a result of this review, upon the recommendation of the Compensation Committee, the Board has approved modest increases to the Board’s compensation in subsequent years, including changes effective January 1, 2024 and January 1, 2025, as discussed further below.

During 2024, non-employee members of the Corporation’s Board each received an annual retainer of $13,650.  In addition, Ms. Kelley, as Chair of the Corporation’s Compensation Committee, received an additional retainer of $6,050, Mr. Peay, as Chair of the Corporation’s Audit Committee, received an additional annual retainer of $7,500 and Mr. Olsson, as Chair of the Nominating Committee, received an additional annual retainer of $4,400. The retainers are payable in quarterly installments.  Each non-employee member of the Corporation’s Board also earned a single fee of $1,300 for attendance at monthly Board, Bank Board, Bank subsidiary board, and Nominating Committee meetings, as applicable.  Additionally, each member of the Audit or Compensation Committee earned a fee of $625 for attendance at each meeting of the Audit or Compensation Committee.

In addition to cash compensation, non-employee members of the Board were eligible to participate in the 2022 Stock and Incentive Compensation Plan.  Under the 2022 Stock and Incentive Compensation Plan, directors were eligible to receive awards of restricted stock units, stock options, stock appreciation rights, restricted stock and other stock-based awards.  On April 16, 2024, each non-employee director was granted 600 shares of restricted stock, and the fair value of the restricted stock on the grant date was $34.62 per share.  Subject to accelerated vesting under certain circumstances, these shares of restricted stock vest in their entirety on April 15, 2025.

Compensation of the non-employee members of the Board for 2025 remains generally the same as it was in 2024, except that the annual retainer for Board service increased to $14,100 from $13,650, the annual retainer for the Chair of the Audit Committee increased to $7,775 from $7,500, the annual retainer for the Chair of the Compensation Committee increased to $6,275 from $6,050, the annual retainer for the Chair of the Nominating Committee increased to $4,550 from $4,400, the monthly attendance fee for Board, Bank Board, Bank subsidiary board and Nominating Committee meetings increased to $1,350 from $1,300, and the attendance fee for Audit or Compensation Committee meetings increased to $650 from $625 per meeting.

Holding Period/Stock Ownership Guidelines. Once restricted stock awards vest, non-employee members of the Board may not sell more than 50 percent of the award until a minimum level of stock ownership is achieved.  Each non-employee director is required to own shares of the Corporation’s stock having an aggregate value at least equal to three times the amount of the annual Board of Directors retainer paid for regular service on the Board. In addition, Mr. Dillon is subject to the equity ownership guidelines for executives described on page 29 and is required to own shares of the Corporation’s stock having an aggregate value at least equal to one times his annual base salary. At January 2, 2025, each non-employee director and Mr. Dillon held an amount of the Corporation’s stock (including restricted stock) that exceeded the minimum level of stock ownership.

Shareholder Communications with the Board of Directors

The Corporation provides a process for shareholders to send communications to the Board.  Shareholders who wish to contact the Board or any of its members may do so by addressing their written correspondence to C&F Financial Corporation, Board of Directors, c/o Secretary, 3600 La Grange Parkway, Toano, Virginia 23168.  Correspondence directed to an individual Board member will be referred, unopened, to that member.  Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

EXECUTIVE COMPENSATION

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As part of implementing the “say-on-pay” requirements of Section 14A of the Exchange Act, the SEC requires an advisory, non-binding shareholder vote to approve the compensation of the named executive officers disclosed in this Proxy Statement. Such a proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not to endorse the Corporation’s executive pay program.  Accordingly, our shareholders are hereby given the opportunity to cast an advisory vote on the Corporation’s executive compensation as described below in this Proxy Statement under the heading “Compensation Discussion and Analysis” and the tabular disclosure of named executive officer compensation and the related material.

The Corporation has in place comprehensive executive compensation plans.  This Proxy Statement fully and fairly discloses all material information regarding the compensation of the Corporation’s named executive officers, so that shareholders can evaluate the Corporation’s approach to compensating its executives.  The Corporation believes that its executive compensation is competitive, is focused on pay for performance principles, is strongly aligned with the long-term interests of our shareholders and is necessary to attract and retain experienced, highly qualified executives critical to the Corporation’s long-term success and the enhancement of shareholder value within the Corporation’s risk profile.  The Board believes the Corporation’s executive compensation achieves these objectives, and, therefore, unanimously recommends that shareholders vote “for” the proposal.

Because this vote is advisory, it will not be binding on the Board and will not be construed as overruling any decision made by the Board. The Compensation Committee and the Board will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

The Corporation anticipates that the next “say-on-pay” vote will occur at the 2026 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO PROVIDE ADVISORY, NON-BINDING APPROVAL OF THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS.

PROPOSAL THREE

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that the Corporation’s shareholders have the opportunity to recommend how frequently shareholder advisory votes should be held to approve the compensation of the Corporation’s named executive officers as disclosed in this Proxy Statement. This proposal is commonly referred to as “say-when-on-pay,” and the vote on the say-when-on-pay proposal is an advisory, non-binding vote. Shareholders have the following choices regarding how often the Corporation holds the say-on-pay vote: every year, every two years, or every three years.

Our shareholders voted on a similar proposal in 2019, with the majority voting to have the say-on-pay vote every year.  The Board continues to believe that an advisory, non-binding say-on-pay vote every year provides the highest level of accountability and communication by having the shareholder vote correspond with the most recent compensation information presented in the proxy statement for the Corporation’s annual meetings and, therefore, recommends such frequency.

As stated above, this is an advisory vote only. Shareholders are not voting to approve or disapprove the recommendation of the Board. The alternative receiving the greatest number of votes – every year, every two years, or every three years – will be the frequency that shareholders recommend. The Board will take into account the outcome of the vote when considering how frequently to provide an advisory vote on executive compensation in the future. However, the Board may decide that it is in the best interests of the Corporation and its shareholders to select a frequency of advisory vote on executive compensation that differs from the option that receives the greatest number of votes from shareholders.  We anticipate the next say-when-on-pay proposal will occur at the 2031 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR A FREQUENCY OF “1 YEAR” FOR FUTURE ADVISORY, NON-BINDING VOTES ON THE COMPENSATION OF THE CORPORATION’S NAMED EXECUTIVE OFFICERS.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board (for purposes of this discussion, the “Committee”) has responsibility for establishing, implementing and continually monitoring adherence to the Corporation’s compensation philosophy. This discussion provides a description of the Corporation’s compensation of its named executive officers (also referred to as “NEOs”), listed below, including the philosophy, objectives, process and rationale for making decisions about compensation and specific decisions made related to the compensation of these NEOs during 2024.

Name	Title as of December 31, 2024
Thomas F. Cherry	President and Chief Executive Officer
Jason E. Long	Executive Vice President, Chief Financial Officer and Secretary
S. Dustin Crone	President and Chief Executive Officer of C&F Finance Company
Bryan E. McKernon	President and Chief Executive Officer of C&F Mortgage Corporation
John A. Seaman, III	Executive Vice President and Chief Credit Officer of C&F Bank

Mr. McKernon served as President and Chief Executive Officer of C&F Mortgage Corporation (“C&F Mortgage”) through December 31, 2024, after which he retired from the role of President and CEO and remains employed by C&F Mortgage to assist with its transition to a new President and CEO.

Executive Summary

Performance Highlights.

(Dollars in thousands, except for per share data)	Year Ended December 31,
	2024	2023	2022
Net income	$19,918	$23,746	$29,369
Adjusted net income[1]	$19,993	$23,746	$26,990

Earnings per share - basic and diluted	$6.01	$6.92	$8.29
Adjusted earnings per share - basic and diluted[1]	$6.03	$6.92	$7.61

Return on average equity	9.02%	11.68%	14.84%
Adjusted return on average equity[1]	9.05%	11.68%	13.64%
Return on average assets	0.80%	0.99%	1.27%
Adjusted return on average assets[1]	0.80%	0.99%	1.16%
Return on average tangible common equity[1]	10.37%	13.58%	17.31%
Adjusted return on average tangible common equity[1]	10.41%	13.58%	15.92%
[1]

Adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, return on average tangible common equity (ROTCE) and adjusted ROTCE are financial measures that are not consistent with U.S. GAAP that are considered by the Corporation as part of its executive compensation program.  Refer to Appendix A  for information regarding these non-GAAP financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measures.

Additional highlights of the Corporation’s performance in 2024 are as follows:

●	Consolidated net income decreased 16.1 percent, and adjusted net income decreased 15.8 percent for 2024 compared to 2023. Segment net income decreased at the community banking segment and the consumer finance segment, while segment net income increased at the mortgage banking segment compared to the prior year.
●	Community banking segment loans grew by $180.0 million or 14.1 percent compared to 2023;
●	Deposits increased by $104.7 million or 5.1 percent compared to 2023;
●	Consumer finance segment loans decreased by $1.7 million or less than one percent compared to 2023; and
●	Mortgage banking segment loan originations increased 5.8 percent compared to 2023.

Compensation Highlights. The Committee makes decisions about executive compensation with the objective of aligning the interests of executives with the interests of shareholders by rewarding achievement with a balance of short-term and long-term incentives.  The Committee primarily focuses its decisions about executive compensation on total direct compensation, which comprises base salary, short-term cash incentive compensation, and long-term equity incentive compensation.

Total direct compensation as shown above reflects the Committee’s decisions about compensation based on performance for the years indicated.  As such, restricted stock grants are included in the year of the performance used in determining the amount of the grant and are shown based on the dollar value of the actual award approved by the Committee.  This differs from the Summary Compensation Table on page 44, which includes restricted stock grants in the year in which they are granted based on the grant date closing stock price, which is not always the same as the dollar value of the actual award approved by the Committee. Total direct compensation above for 2024 and 2023 includes restricted stock granted in 2025 based on 2024 performance and restricted stock granted in 2024 based on 2023 performance, respectively, whereas the Summary Compensation Table includes in 2024 and 2023 restricted stock granted in 2024, which was awarded by the Committee based on 2023 performance, and restricted stock granted in 2023, which was awarded by the Committee based on 2022 performance, respectively. Total direct compensation as shown above also excludes perquisites such as personal use of Corporation-owned automobiles and matching charitable contributions and excludes indirect compensation such as compensation related to dividends on unvested stock awards, defined contribution plans or defined benefit plans, whether amounts are accrued or distributed in the current year. Refer to the Summary Compensation Table for further details.

Short-Term Cash Incentive. Based on the Corporation’s adjusted ROA and ROE, as defined by the Committee, which excludes the effect on ROE of accumulated other comprehensive income, in 2024 compared to the 2024 Incentive Compensation Peer Group (as defined below) and Mr. Cherry’s recommendation to the Committee that the awards for himself and Mr. Long be less than the amount allowed, the Committee awarded Mr. Cherry a short-term cash incentive compensation award of $200,000, or 34 percent of his annual base salary and 72 percent of what was allowed to be granted, and awarded Mr. Long a short-term cash incentive compensation award of $105,000, or 33 percent of his annual base salary and 90 percent of what was allowed to be granted. The Committee awarded short-term cash incentive compensation awards to Messrs. Crone, McKernon and Seaman of $105,000, $241,995 and $72,000, respectively.  The award granted to Mr. Crone was based on the performance of C&F Finance Company (“C&F Finance”) and achievement of strategic objectives.  The award granted to Mr. McKernon was determined pursuant to his employment agreement, and was calculated as a percentage of the income before taxes of C&F Mortgage. The award granted to Mr. Seaman was based primarily on the net income and asset quality of the Bank. See pages 30 to 33 for further details on the 2024 short-term cash incentive compensation awards.

Long-Term Equity Incentive. For each NEO, the long-term equity incentive compensation award was in the form of restricted stock, which included an annual component and a performance component and was subject to graded vesting over a period of three years from the date of grant, with one third of the award vesting after each year, with earlier vesting on the later of the date the executive attains age 65 or one year from the grant date for an executive attaining age 65 before the end of the vesting period.  The amount of the annual component of the restricted stock award is a fixed value based on a percentage of the target total award value for each NEO.  The amount of the performance component was determined by reference to the Corporation’s three-year return on tangible common equity, as defined by the Committee (“ROTCE”), excluding the effect of accumulated other comprehensive income, for the three-year period ending September 30, 2024 compared to the 2024 Incentive Compensation Peer Group (as defined below) and, in the case of Messrs. Crone, McKernon and Seaman, on their respective business unit performance. The portion of the 2024 long-term equity incentive compensation award granted to each NEO that was attributable to corporate performance was based on 132 percent of the target award value for that component.  Based on the performance of the Corporation in 2024 and the incentive-based compensation awards established by the Committee, the Committee could have awarded Mr. Cherry a long-term equity incentive compensation award of up to 52 percent of his annual base salary.  Mr. Cherry recommended to the Committee that his award be less than that amount, and the Committee ultimately awarded a long-term equity incentive compensation award to Mr. Cherry of 47 percent of his annual base salary, or 89 percent of what was allowed to be granted. Long-term equity incentive compensation awards included in 2024 total direct compensation above were granted on February 18, 2025 and are not included in the Summary Compensation Table for 2024. See pages 33 to 36 for further details on the 2024 long-term equity incentive compensation awards.

Base Salary. The Committee increased Mr. Cherry’s base salary by 6.2 percent to $580,000 effective January 1, 2024 based on the results of the independent executive compensation review performed in 2023 and in line with market increases for executive compensation. The Committee increased the other NEOs’ base salaries by a range of zero to 10.6 percent effective January 1, 2024 based on the results of the independent executive compensation review performed in 2023 and commensurate with broader salary increases in our market, those provided to non-officer employees of the Corporation, and changes in individual executives’ responsibilities.

Compensation Philosophy and Process

The Committee is responsible for ensuring that the total compensation paid to executives is fair, reasonable and competitive.  The Committee may, consistent with applicable law, regulations, NASDAQ requirements or plan provisions, delegate certain of its authority to the CEO, a designee, or other appropriate members of management, including matters relating to the compensation or election as officers of employees of the Corporation or its subsidiaries, other than the Corporation’s executive officers.

Overall Philosophy.  Our executive compensation program is designed to reward the achievement of specific goals consistent with the overall strategy of the Corporation, and to align executives’ interests with those of our shareholders by rewarding performance that exceeds established goals within the Corporation’s risk profile, with the ultimate objective of generating and sustaining long-term shareholder value.

Our overall compensation strategy is based on the following four principles:

●	Performance driven – Executive compensation is tied to achievement of certain annual and long-term goals, including attainment of both financial performance objectives and strategic business objectives, in some cases relative to peers;
●	Shareholder aligned – The benchmarks, objectives, and types of awards included in the executive compensation program are designed to align executives’ interests with those of our shareholders;
●	Competitive – Executive compensation packages are intended to attract and retain key executives who are crucial to the long-term growth and profitability of the Corporation; and
●	Balanced – Our executive compensation program includes both fixed and variable compensation, short-term and long-term incentives, and cash and equity-based awards, and balances the competitive compensation of executive talent with overall best practices of governance and the safety and soundness of the Corporation.

The Corporation is committed to promoting the longevity of its key employees who are critical to its continued competitiveness and long-term success.  In addition to providing for ongoing development and opportunities for advancement for our employees, the Corporation promotes retention and the long-term commitment of key employees through our overall compensation program in the following ways:

●	Restricted Stock – Equity awards to key employees of the Corporation and its subsidiaries are in the form of restricted stock that is subject to time-based vesting requirements;
●	Retirement Plan – The Bank offers a cash balance pension plan to all employees hired prior to January 1, 2022, under which participants’ accounts are credited each year in increasing amounts based on age and tenure as a percentage of compensation; and
●	Nonqualified Plan – The Corporation makes discretionary supplemental retirement contributions into the accounts of certain officers under a nonqualified defined contribution plan. Contributions vest immediately for the Chairman and CEO, generally after five years from the date of each contribution for other executive officers, and generally at retirement for other key employees.

The following key governance highlights illustrate some of the ways we execute our executive compensation program in keeping with our overall philosophy.

Our Executive Compensation – Key Governance Highlights
✔	Pay for performance. A significant portion of our NEOs’ total direct compensation is variable compensation linked to established performance metrics.
✔

No excessive perquisites. We provide benefits to NEOs that we believe to be reasonable and consistent with our peers, which accounted for less than four percent of each NEO’s total compensation in 2024.

✔	Independent compensation consultant. The Committee periodically engages an independent compensation consultant for compensation consulting services related to executive and director compensation.
✔

Peer group comparisons. We periodically benchmark executive compensation against a relevant group of peer companies, and we measure performance against peer companies for our performance-based cash and equity incentive compensation awards.

✔

Additional time vesting. Our restricted stock awards to key employees, including annual and performance-based components of restricted stock granted to executives, are subject to further vesting conditions to promote tenure and commitment of key employees.

✔	Stock ownership requirements. All executive officers and directors are subject to stock ownership guidelines that establish minimum holding requirements.
✔	No tax gross-ups. Our agreements with executive officers do not provide for tax gross-ups.
✔

Clawback policies. Incentive compensation payments to executive officers are subject to the Corporation’s clawback policies in the event of a material financial reporting restatement. If a material financial reporting restatement results from the intentional misconduct of an executive officer, up to 100 percent of such executive officer’s incentive compensation payments are subject to clawback.

Role of the Compensation Committee

The Committee, which is comprised solely of independent directors, approves all compensation of the Corporation’s executive officers other than the CEO and certain other senior officers of the Corporation and its subsidiaries.  The Committee also makes a recommendation of the compensation of the CEO to the Board for approval. In connection with the determination of executive compensation, the Committee considers feedback received from shareholders on the executive compensation program, including the results of advisory, non-binding votes to approve the compensation of the NEOs.  The Corporation also evaluates both performance and compensation to ensure that the Corporation maintains its ability to attract and retain top talent in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of the Corporation’s peer companies.

The Committee selects the corporate, business unit, and individual performance goals and metrics used in determining the short-term cash incentive compensation and long-term equity incentive compensation awards that are consistent with the Corporation’s overall compensation philosophy and the long-term interests of its shareholders.  The Committee reviews the performance of the Corporation, business units, and individual executive officers relative to these incentive compensation goals and determines the amount of each incentive compensation award.  The Committee considers input from the CEO with respect to the compensation of senior officers other than himself.  From time to time, as it deems appropriate, the Committee engages an independent compensation consultant to advise the Committee on such matters as benchmarking of executive compensation, the form and structure of the components of executive compensation, and the mix of the components of executive compensation elements.  The Committee also reviews and approves, as appropriate, any new incentive compensation plans, including equity-based plans, and, as may be deemed necessary, any amendments to existing plans relating to executive officers and other senior officers.

The Committee also administers the Corporation’s equity-based plans and recommends awards to the Board for approval including stock options, restricted stock awards, performance stock awards, restricted stock units or other similar awards as provided in the 2022 Stock and Incentive Compensation Plan.

Role of Management

The Committee obtains input from the CEO regarding the compensation of executive officers other than himself and certain other senior officers of the Corporation and its subsidiaries.  In particular, the CEO provides the Committee with a review of the performance of each of these senior officers and makes a recommendation to the Committee for changes in base salary.  The CEO does not participate in discussions or decisions related to his own compensation.

Role of Independent Compensation Consultant

During 2023, the Committee engaged Pearl Meyer to perform an updated executive compensation review (the “2023 Review”).  The 2023 Review was completed and presented to the Committee in October 2023.  The review was performed to assess the reasonableness of the overall compensation of the President and CEO, the CFO, and certain other senior officers of the Bank.  The 2023 Review used a peer group analysis and a market analysis.  The peer group analysis reviewed base salary, total cash compensation and total compensation.  Total compensation for purposes of the peer group analysis included total cash compensation plus equity and retirement compensation.  The market analysis reviewed base salary and total cash compensation. During 2024, the Committee engaged Pearl Meyer to consult on the composition of the 2024 Incentive Compensation Peer Group, discussed below.

During 2023 and 2024, Pearl Meyer did not provide any consulting services to the Corporation other than in connection with non-employee director and executive compensation. Pearl Meyer maintains no other economic relationship with the Corporation.  The Committee assessed the independence of Pearl Meyer in 2023 and 2024 pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

Compensation Benchmarking and Peer Group Analysis

2023 Executive Compensation Review.  The 2023 Review comprised an analysis of publicly available and proprietary market data for the purpose of developing an indication of the level of compensation that is competitive for the President and CEO, the CFO, and certain other senior officers of the Bank, relative to the Corporation’s industry and asset size. The 2023 Review was based on the following sources of market data:

●	Pearl Meyer: 2022 National Banking Compensation Survey Report,
●	2023 CompAnalyst compensation database,
●	Proxy data from 2022 for a group of peer companies and
●	Other additional Pearl Meyer proprietary survey sources

The analysis of market data concluded that actual total cash compensation for the President and CEO, and the CFO were approximately at the 50th percentile and that actual total cash compensation for the Chief Credit Officer (“CCO”) was approximately at the 55th percentile of the composite market data for their respective positions.  Total direct compensation, which includes cash compensation and long-term incentive compensation, was analyzed based on the target level of incentive award opportunities. Based on the target level of incentive award opportunities, total direct compensation of the President and CEO, the CFO, and the CCO were at the 65th, 55th and 35th percentiles, respectively, of the composite market data for their respective positions.

The market data analysis described above included, as a component, a review of proxy data of a group of peer companies (the “2023 Compensation Benchmarking Peer Group”) consisting of 26 publicly-traded commercial financial institutions headquartered in Virginia, Maryland, North Carolina, Pennsylvania, South Carolina, Tennessee and West Virginia, ranging in asset size from approximately 50 percent to 200 percent of the Corporation’s size and having similar loan portfolio composition to the Corporation.  The median asset size of the financial institutions in this peer group as of December 31, 2022 was $2.7 billion compared to the Corporation’s consolidated total assets at December 31, 2022 of $2.3 billion.  Based on these criteria, the following financial institutions were included in the 2023 Compensation Benchmarking Peer Group:

2023 Compensation Benchmarking Peer Group
ACNB Corporation	HomeTrust Bancshares, Inc.
American National Bankshares Inc.	MainStreet Bancshares, Inc.
Blue Ridge Bankshares, Inc.	Mid Penn Bancorp, Inc.
CapStar Financial Holdings, Inc.	MVB Financial Corporation
Carter Bankshares, Inc.	National Bankshares, Inc.
Codorus Valley Bancorp, Inc.	Old Point Financial Corporation
Eagle Financial Services, Inc.	Orrstown Financial Services, Inc.
F & M Bank Corp.	Peoples Bancorp of North Carolina, Inc.
First Community Bankshares, Inc.	Primis Financial Corporation
First Community Corporation	SmartFinancial, Inc.
First National Corporation	Southern First Bancshares, Inc.
First United Corporation	Summit Financial Group, Inc.
FVCBankcorp, Inc.	Virginia National Bankshares Corporation

The peer group analysis indicated that total cash compensation of Mr. Cherry, CEO, and Mr. Long, CFO, were at the 51st and 41st percentile, respectively, of the 2023 Compensation Benchmarking Peer Group. Total direct compensation, which includes cash compensation and long-term incentive compensation, was analyzed based on the target level of incentive award opportunities.  Based on the target level of incentive award opportunities, total direct compensation of Messrs. Cherry and Long were at the 54th and 44th percentile, respectively, of the 2023 Compensation Benchmarking Peer Group. The peer group analysis also included proxy data on Chief Credit Officers, however a majority of institutions in the 2023 Compensation Benchmarking Peer Group did not report compensation of a Chief Credit Officer.

In evaluating the results of the 2023 Review, the Committee considered roles and responsibilities, experience, tenure, performance and other factors with respect to each executive’s pay positioning compared to these results.  In consideration of these factors, the results of the 2023 Review concluded that overall executive compensation for our executive officers was competitive with the market.

Performance Relative to Peers. The Committee believes that in order to properly align executive compensation with performance and to reward achievement in accordance with the Corporation’s compensation philosophy, an evaluation of the Corporation’s performance must include a relative assessment of the performance of the Corporation and the performance of similarly situated peer companies. As such, the Committee uses a group of peer companies for assessing relative performance of the Corporation in determining incentive compensation awards.  Similar criteria as the 2023 Compensation Benchmarking Peer Group, described above, were used to determine the relative performance peer group for 2024, except that the geographic bounds of the relative performance peer group was expanded to include Virginia, Alabama, Florida,

Georgia, Indiana, Maryland, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee and West Virginia, and excluded certain large metropolitan areas that do not reflect the economic markets served by the Corporation. From year to year, the Corporation updates the companies meeting the criteria of the relative performance peer group, with the companies included subject to change as the peer group is updated to account for changes in asset size due to mergers, acquisitions or growth.  In 2024, the peer group used for assessing relative performance of the Corporation for incentive compensation awards (the “2024 Incentive Compensation Peer Group”) consisted of 48 publicly-traded commercial financial institutions which were still in existence and reported financial performance as of December 31, 2024. Total assets for this peer group were between $1.2 billion and $5.0 billion, with a median asset size of $2.2 billion based on total assets as of December 31, 2023, compared to the Corporation’s consolidated total assets at December 31, 2023 of $2.4 billion.  Based on these criteria, the following financial institutions were included in the 2024 Incentive Compensation Peer Group:

2024 Incentive Compensation Peer Group
ACNB Corporation	First Bank	Norwood Financial Corp.
AmeriServ Financial, Inc.	First Community Bankshares, Inc.	Ohio Valley Banc Corp.
Blue Ridge Bankshares, Inc.	First Community Corporation	Old Point Financial Corporation
Capital City Bank Group, Inc.	First National Corporation	Penns Woods Bancorp, Inc.
Carter Bankshares, Inc.	First Savings Financial Group, Inc.	Peoples Bancorp of North Carolina, Inc.
CB Financial Services, Inc.	First United Corporation	Peoples Financial Services Corp.
CF Bankshares Inc.	Franklin Financial Services Corporation	Primis Financial Corp.
Citizens & Northern Corp.	FVCBankcorp, Inc.	Princeton Bancorp, Inc.
Citizens Financial Services, Inc.	HomeTrust Bancshares, Inc.	Richmond Mutual Bancorporation, Inc.
Civista Bancshares, Inc.	John Marshall Bancorp, Inc.	River Financial Corporation
Colony Bankcorp, Inc.	LCNB Corp.	SB Financial Group, Inc.
Eagle Financial Services, Inc.	LINKBANCORP Inc.	Security Federal Corporation
ESSA Bancorp Inc.	MainStreet Bancshares, Inc.	SmartFinancial, Inc.
F & M Bank Corp.	MetroCity Bankshares, Inc.	Southern First Bancshares, Inc.
Farmers & Merchants Bancorp, Inc.	Middlefield Banc Corp.	Southern States Bancshares, Inc.
Fidelity D & D Bancorp, Inc.	National Bankshares, Inc.	Virginia National Bankshares Corporation

Results of Say-on-Pay Votes

The Committee values the input of the Corporation’s shareholders regarding the design and effectiveness of its executive compensation program.  Moreover, although the advisory shareholder vote to approve executive compensation is non-binding, the Committee considers the outcome of this vote each year when making compensation decisions for our CEO and other NEOs.  At our 2024 Annual Meeting of Shareholders, the votes cast in favor of our executive compensation program in the “say-on-pay” vote were approximately 96 percent, similar to the 98 percent of votes cast in favor at the 2023 Annual Meeting of Shareholders, reflecting continued strong support for our executive compensation program.  Nonetheless, because market practice and our business needs continue to evolve, the Committee continually evaluates our compensation program and makes changes when warranted.

Equity Ownership Guidelines

The executive compensation program includes awards of equity incentive compensation in the form of restricted stock, as discussed further below.  Upon vesting of restricted stock awards, executive officers remain subject to equity ownership guidelines in order to promote ownership of the Corporation’s stock among the executive officers and to further align their interests with those of shareholders.  Until an executive officer has met the minimum stock ownership level, the executive officer must retain and hold at least 50 percent of any vested stock award.  Minimum stock ownership levels are defined for each executive officer as a multiple of base salary as shown in the following table. At January 2, 2025, each NEO (other than Mr. McKernon, who is no longer subject to these ownership guidelines following his retirement from the position of President and CEO of C&F Mortgage) held an amount of the Corporation’s stock (including restricted stock) that exceeded his minimum stock ownership level.

Minimum Stock Ownership (Multiple of Base Salary)
Thomas F. Cherry	3x
Jason E. Long	1x
S. Dustin Crone	1.5x
John A. Seaman, III	1x

Elements of Executive Compensation

The Corporation’s executive compensation program consists of fixed and variable compensation in the form of cash and equity, as well as compensation through tax-qualified and nonqualified retirement and other deferred compensation plans and certain reasonable perquisites.  The Committee uses these elements in combination, guided by the four principles of our compensation strategy identified in “Overall Philosophy” on page 24, to provide compensation to our executives that is consistent with our compensation philosophy.  Each element of executive compensation, including the purpose of each element and how the Committee determines the amount of each element, is discussed in further detail below.

Base Salary.  We provide base salaries to compensate NEOs for services rendered during the fiscal year and to attract and retain talented executives.  Base salaries for the CEO, CFO and CCO are determined based on their positions and responsibilities by using market data.  Salary levels are considered annually as part of the Committee’s performance review process as well as upon a promotion or other change in job responsibilities.  The Committee targets base salaries for executives at the median of the Corporation’s peer financial institutions in the 2023 Compensation Benchmarking Peer Group, while providing a competitive total compensation package through other elements of the executive compensation program.  During its review of base salaries for executives for 2024, the Committee primarily considered:

●	Market data provided by Pearl Meyer in 2023;
●	Compensation data for the 2023 Compensation Benchmarking Peer Group;
●	Responsibilities of the executive;
●	Internal review of the executive’s compensation relative to other officers; and
●	Individual performance of the executive.

Mr. Crone’s base salary is established based on recommendations from the CEO, which are based on the overall performance of C&F Finance.  Performance of C&F Finance is evaluated based on net income, asset quality measures and earning asset growth as well as achievement of other strategic goals as evaluated by the CEO and the Committee. Mr. McKernon’s base salary was established for 2024 by his employment agreement, which is discussed in further detail under “Employment and Change in Control Agreements” on page 40, and was unchanged from 2023.

The Committee adjusted the base salaries of NEOs in 2024 as shown in the table below.  All salary changes took effect January 1, 2024.

	Base Salary
	2023	2024
	($)	($)
Thomas F. Cherry	546,000	580,000
Jason E. Long	283,500	313,500
S. Dustin Crone	305,000	317,500
Bryan E. McKernon	235,000	235,000
John A. Seaman, III	248,000	272,000

Short-Term Cash Incentive Compensation Award.  The primary form of variable cash compensation for executives is the short-term cash incentive compensation award under the MIP.  The Committee awards short-term cash incentive compensation awards to reward executives for achievement of specific goals selected by the Committee in order to generate and sustain long-term shareholder value.  Under the MIP, at the beginning of 2024, the Committee established the performance criteria and the award formula or matrix by which short-term cash incentive compensation awards under the MIP were to be determined.  The Committee selects performance criteria and grants short-term cash incentive compensation awards based on the Corporation’s long-term strategy and competitive priorities.  The Committee selected corporate, business unit, and individual performance criteria, which may be measured in some cases using objective performance metrics compared to a peer group and a formula or matrix to calculate a short-term cash incentive compensation award amount, and in other cases using qualitative performance outcomes.  Under the Corporation’s MIP, performance criteria for incentive compensation awards vary based on the position and responsibilities of each executive officer.  The Committee may use discretion to adjust any short-term cash incentive compensation award if it determines such an adjustment would be in the best interests of the Corporation and its shareholders.  The Committee also set a target award amount as a percentage of annual base salary for each executive officer other than Messrs. Crone and McKernon, whose awards are calculated by reference to each award’s performance criteria.

The performance measure for the short-term cash incentive compensation awards for the President and CEO and the CFO is a composite ranking of the Corporation’s ROE and ROA performance compared to a peer group. ROE is defined by the Committee to exclude the effect of accumulated other comprehensive income as a component of equity, based on the wide range of effects on ROE within the peer group of unrealized losses on available for sale securities due to fluctuations in interest rates. The Committee determined that for purposes of measuring performance under the short-term cash incentive compensation award, comparisons of ROE between the Corporation and the financial institutions of the peer group should not be affected to such a significant degree by changes in the fair value of an investment portfolio that do not affect net income, and particularly not in a manner that would reward the President and CEO and the CFO for greater unrealized losses. The Committee believes that defining ROE to exclude the effect of accumulated other comprehensive income as a component of equity better aligns the incentives of the President and CEO and the CFO with the objectives of the Corporation and the long-term interests of shareholders.

The following table shows the targets, outcomes of calculated performance measures, and actual awards granted under the 2024 short-term cash incentive compensation award.

		Short-Term Cash Incentive Compensation Award
		Target	Calculated	Calculated		Actual
	Base	Award as %	Award as %	Award as %	Calculated	Award as %	Actual	Discretionary
	Salary	of Base[1]	of Target[1,2]	of Base	Award	of Base	Award	Bonus[3]
	($)	(%)	(%)	(%)	($)	(%)	($)	($)
Thomas F. Cherry	580,000	45	106	48	277,313	34	200,000	—
Jason E. Long	313,500	35	106	37	116,583	33	105,000	—
S. Dustin Crone	317,500	n/a	n/a	33	105,000	33	105,000	—
Bryan E. McKernon	235,000	n/a	n/a	103	241,995	103	241,995	—
John A. Seaman, III	272,000	25	104	26	72,000	26	72,000	—
1	The short-term cash incentive compensation award amounts for Messrs. Crone and McKernon are determined based on the profitability of their respective business units and, in the case of Mr. Crone, certain other performance criteria as discussed below.

2	The short-term cash incentive compensation award for Messrs. Cherry and Long is based on corporate and individual performance criteria, discussed in further detail below, which are evaluated individually and collectively by the Committee in determining the award amount. The short-term cash incentive compensation award for Mr. Seaman is based primarily on the net income and asset quality of the Bank, along with other department and individual performance criteria. These performance criteria are not entirely measured using objective metrics or a formula in order to calculate an award amount.

3	There were no discretionary bonuses outside of the MIP awarded to NEOs in 2024.

President/CEO and CFO.  For Mr. Cherry and Mr. Long, the short-term cash incentive compensation award is designed to reward overall corporate performance.  Performance is evaluated by determining a composite ranking of the Corporation’s ROE and ROA performance, as defined by the Committee, among the financial institutions of the 2024 Incentive Compensation Peer Group.  ROE and ROA have been defined by the Committee, for purposes of the short-term cash incentive compensation award, as net income divided by average equity excluding any average accumulated other comprehensive income, and average assets, respectively, in each case as may be adjusted by the Committee to exclude the effects of nonrecurring items of income or expense or other similar items.

The Committee established threshold, target and maximum performance levels for the composite ranking, expressed as a percentile, and corresponding award amounts as a percentage of the target award amount as shown in the table below.  Performance outcomes between the threshold and target levels and between the target and maximum levels result in a calculated award amount determined using a straight-line interpolation.

	Threshold	Target	Maximum
ROE/ROA Composite Ranking (Percentile)	40th	60th	90th
Award Amount as a Percentage of Target Award	50%	100%	175%(1)
1	The maximum calculated short-term cash incentive compensation award under the MIP is 200 percent of the target award amount and results from a composite ranking that is (1) at or above the 90th percentile relative to the 2024 Incentive Compensation Peer Group and (2) first among Virginia banks in the 2024 Incentive Compensation Peer Group. Otherwise, the award amount corresponding to the 90th percentile performance level is 175 percent of the target award amount.

The composite ranking is based on the rankings of each financial institution based on ROE and ROA, as defined by the Committee, which excludes the effect on ROE of accumulated other comprehensive income.  The Committee may adjust the ROE and ROA of the Corporation and the financial institutions in the peer group for nonrecurring items of income or expense or other similar items.  For 2024, the Committee considered the effects on ROE and ROA for the Corporation and its peers related to various nonrecurring and other similar items, and included adjustments for gains and losses from significant divestiture activity and merger expenses for the Corporation’s peers in order to better reflect the ongoing profitability of all institutions in the peer group. In the composite ranking, the ROE ranking is weighted two-thirds and the ROA ranking is weighted one-third as shown in the table below.  Based on the adjusted ROE and adjusted ROA for 2024, as defined by the Committee, of the Corporation and the financial institutions of the 2024 Incentive Compensation Peer Group, the Corporation achieved results at the 63rd percentile.

2024 Performance Relative to 2024 Incentive Compensation Peer Group

ROE Ranking	ROA Ranking	Composite Ranking (Percentile)	Calculated Award Amount (% of Target)
20th out of 49 (Weighted 66 2/3%)	19th out of 49 (Weighted 33 1/3%)	19th out of 49 (63rd)	106%

The Corporation’s ROE/ROA composite ranking resulted in a calculated award amount of $277,313 for Mr. Cherry and $116,583 for Mr. Long.  The calculated award amount may be adjusted by the Committee.  In particular, the Committee considers asset quality at the Bank, C&F Mortgage and C&F Finance in evaluating whether the full calculated award amount has been earned, and may use other factors in its discretion to adjust the award amount.  Based on its consideration of the calculated award amount, asset quality and other factors, including the recommendation from Mr. Cherry to the Committee that the awards for himself and Mr. Long be less than the calculated award amount, the Committee awarded Mr. Cherry a short-term cash incentive compensation award of $200,000, or 34 percent of his annual base salary and awarded Mr. Long a short-term cash incentive compensation award of $105,000, or 33 percent of his annual base salary. In making his recommendation, Mr. Cherry considered the fact that in general, bonuses for the Corporation’s non-executives for 2024 were reduced relative to bonuses paid for 2023 as a result of the Corporation’s performance.

Other NEOs.  Mr. Crone’s short-term cash incentive compensation award amount is determined based on the sum of two components.  The first component is the product of an award percentage and the net income of C&F Finance.  The maximum award percentage for the first component is determined on a sliding scale based on the ROA of C&F Finance and can be at most 1.35 percent.  Based on the 2024 ROA of C&F Finance, the maximum award percentage was 0.90 percent.  In determining an award percentage within the award percentage range, the Committee considers the following indicators of performance:

●	Delinquency on loans at C&F Finance,
●	Charge off rates,
●	Loan growth,
●	Net income and net income relative to budget,
●	Performance of Mr. Crone’s subordinates at C&F Finance and
●	Results of audit and regulatory examinations related to C&F Finance.

The second component is based on achievement of individual strategic objectives included in the Corporation’s strategic plan, whereby the Committee can award Mr. Crone a short-term cash incentive up to 30 percent of his base salary.

Based on the outcomes of these performance criteria, the Committee awarded Mr. Crone a short-term cash incentive compensation award equal to 0.7 percent of the net income of C&F Finance for the first component and 30 percent of his base salary for the second component.  The sum of both components represents a total short-term cash incentive award of 33 percent of Mr. Crone’s base salary.

Mr. McKernon’s short-term cash incentive compensation award was calculated as a percentage of the income before taxes of C&F Mortgage in accordance with his employment agreement in effect through December 31, 2024, which is described in further detail under “Employment and Change in Control Agreements” on page 40.

Mr. Seaman’s short-term cash incentive compensation award is based primarily on the net income and asset quality of C&F Bank, evaluated relative to historical trends and relative to the 2024 Incentive Compensation Peer Group, along with other department and individual performance criteria. The Committee may determine an award amount for Mr. Seaman of up to 200 percent of the target award amount based on an evaluation of these performance criteria. For 2024, the Committee awarded Mr. Seaman a short-term cash incentive compensation award equal to 104 percent of the target award amount, which represents 26 percent of Mr. Seaman’s base salary.

Long-Term Equity Incentive Compensation Award.  The Corporation grants equity compensation to executives in order to provide long-term incentives to achieve corporate objectives and generate and sustain shareholder value without exposing the Corporation or its subsidiaries to imprudent risks, and to align their personal interests with the long-term financial success of the Corporation. Long-term equity incentive compensation awards are established under the MIP, and equity securities are issued pursuant to the 2022 Stock and Incentive Compensation Plan in the form of restricted stock, restricted stock units, stock options, stock appreciation rights or other stock-based awards.

The primary form of equity awards granted by the Committee is restricted stock.  All awards of restricted stock to executive officers are subject to graded vesting over a period of three years, with one third of the award vesting after each year, on condition of continuous employment with the Corporation or its subsidiaries, and any unvested shares are forfeited upon termination prior to vesting, with earlier vesting on the later of the date the executive attains age 65 or one year from the grant date for an executive attaining age 65 before the end of the vesting period.  Vesting also may be accelerated in certain circumstances, including retirement.  Unvested restricted stock cannot be sold or transferred by the executive officer but entitles the executive officer to voting rights and non-forfeitable dividends equivalent to common stock.  The Committee believes that this time-based vesting of restricted stock is consistent with the objectives of retaining talented executives and promoting long-term tenure of its key employees, as unvested restricted stock provides an incentive to remain with the Corporation and its subsidiaries in order to fulfill the vesting condition and realize the full award value.

The long-term equity incentive compensation award under the MIP includes an annual component and a performance component.  The annual component, which is a fixed value based on a percentage of the target total award value for each NEO, serves to provide each NEO with a consistent element of his annual compensation that promotes tenure with the Corporation and aligns his long-term interests with those of our shareholders.  The annual component is earned through continued employment and consistent individual performance during the year and until the grant date of the award.  The performance component serves to compensate executives based on the financial performance of the Corporation and its subsidiaries compared to our peers.  The performance component is variable and is earned based on a corporate performance measure, which reflects consolidated performance, and, in the case of Messrs. Crone, McKernon and Seaman, business unit performance measures.

At the beginning of 2024, for each NEO the Committee set a target total award value as a percentage of annual base salary and established allocations of the target award value to the annual award and each performance measure as shown in the following table.

2024 Long-Term Equity Incentive Compensation Awards

	Thomas F. Cherry	Jason E. Long	S. Dustin Crone	Bryan E. McKernon	John A. Seaman, III
Target Total Award Value	45% of annual base salary	35% of annual base salary	25% of annual base salary	20% of annual base salary	15% of annual base salary

Annual Award Allocation	50%	50%	50%	50%	50%
Corporate Performance Allocation	50%	50%	25%	25%	25%
Business Unit Performance Allocation	n/a(1)	n/a(1)	25%	25%	25%
1	The performance component of the long-term equity incentive compensation awards for Messrs. Cherry and Long is based solely on the corporate performance measure.

In determining the award amount for the performance component, the Committee assigns a performance score to each corporate and business unit performance measure based on the results of the performance measure during the relevant period.  The total award value of the long-term equity incentive compensation award for each NEO is determined using the target total award value, the allocations to the annual award and each performance measure, and the performance scores for each performance measure, as shown below.

Corporate performance was measured by reference to the Corporation’s three-year ROTCE, as defined by the Committee, which excludes the effect of accumulated other comprehensive income, relative to the 2024 Incentive Compensation Peer Group.  The Committee believes that basing a portion of the equity awards under the MIP on the three-year annual return on ROTCE generally aligns the MIP with current market practices for long-term equity incentive compensation awards for executive officers, and aligns the interests of executive officers with those of the Corporation’s common shareholders by rewarding executive officers for long-term corporate performance in order to generate and sustain long-term shareholder value. ROTCE is a non-GAAP measure defined by the Committee for purposes of measuring performance as the ratio of net income to common equity excluding accumulated other comprehensive income or loss, less goodwill and intangible assets. Corporate performance for purposes of the 2024 long-term equity incentive compensation award was determined using a performance period of the three years ending September 30, 2024.  For purposes of the corporate performance measure, the Committee may adjust the ROTCE of the Corporation or any financial institution in the 2024 Incentive Compensation Peer Group for nonrecurring items of income or expense or other similar items.  For the 2024 performance period, the Committee considered the effects on ROTCE for the Corporation and its peers related to various nonrecurring and other similar items, which included pension settlement accounting, merger related expenses, certain gains and losses related to balance sheet restructuring, gains and losses related to certain business divestitures and the effects of resolving certain disputes or litigation, and included adjustments related to merger related expenses, changes in accounting policies that affected net income, bargain purchase gains, and the resolution of certain disputes or litigation, in order to better reflect the ongoing profitability of all institutions in the peer group. The Committee established threshold, target and maximum performance levels for the corporate performance measure, expressed as a percentile relative to the 2024 Incentive Compensation Peer Group, and corresponding performance scores as a percentage of the target award value allocated to the corporate performance measure as shown in the table below.  Performance outcomes between the threshold and target levels and between the target and maximum levels result in a calculated performance score determined using a straight-line interpolation.  Based on the outcome of the corporate performance measure, the Committee determined the corporate performance score for the 2024 long-term equity incentive compensation award to be 132 percent for purposes of the 2024 long-term equity incentive compensation awards granted to each NEO.

	Threshold	Target	Maximum	Actual
Corporate Performance Measure (Percentile)	40th	60th	80th	73rd 14th out of 49
Corporate Performance Score	50%	100%	150%	132%

For the business unit performance measures, the Committee evaluates the performance, primarily in regards to earnings, asset quality, net margin on loans originated for resale and achievement of strategic objectives for C&F Finance, C&F Mortgage and C&F Bank, and determines a business unit performance score for each business unit between zero and 150 percent.  Business unit performance for purposes of the 2024 long-term equity incentive compensation award was determined using the performance period of the year ended December 31, 2024.  Based on the performance of C&F Finance, C&F Mortgage and C&F Bank, the Committee determined the business unit performance score for each business to be 50 percent, 125 percent and 150 percent, respectively, for purposes of the 2024 long-term equity incentive compensation awards granted to Messrs. Crone, McKernon and Seaman.

The 2024 long-term equity incentive compensation target, calculated and actual award values for each component and performance measure are shown in the table below for each of the NEOs.  Awards of restricted stock under the long-term equity incentive compensation award were granted to NEOs on February 18, 2025.  The number of shares awarded was determined based on the average closing stock price of the Corporation for the 20 business days preceding the award date, which was $78.78 per share, rounded to the next greater multiple of 25 shares. Based on the calculated award amount and the recommendation from Mr. Cherry to the Committee that his award be less than the calculated award amount, the Committee awarded a long-term equity incentive compensation award to Mr. Cherry of $270,000 or 89 percent of the calculated award amount.

		Calculated Award
	Target Award	Annual	Corporate	Business Unit		Actual Award	Actual
	Value	Award	Performance	Performance	Total	Value	Award
	($)	($)	($)	($)	($)	($)	Shares[1]
Thomas F. Cherry[2]	261,000	130,500	172,641	n/a	303,141	270,000	3,450
Jason E. Long	109,725	54,863	72,579	n/a	127,442	127,442	1,625
S. Dustin Crone	79,375	39,688	26,252	9,922	75,862	75,862	975
Bryan E. McKernon	47,000	23,500	15,544	14,688	53,732	53,732	700
John A. Seaman, III	40,800	20,400	13,494	15,300	49,194	49,194	625

1	The number of shares of restricted stock awarded is determined based on the average closing stock price of the Corporation for the 20 business days preceding the award date, which was $78.78 per share, rounded to the next greater multiple of 25 shares. Because this average price is often different from the closing price on the grant date, the Actual Award Value in this table and the grant date fair value reported in the Stock Awards column of the Summary Compensation Table in the 2026 proxy statement will not necessarily be the same.
2	As discussed above, Mr. Cherry was awarded a long-term equity incentive compensation award that was less than the amount allowed under the MIP.

Retirement and Deferred Compensation Plans.  The Corporation’s subsidiaries sponsor several tax-qualified benefit plans, including both a defined benefit retirement plan and defined contribution plans, which are available to most employees of either the Bank, C&F Finance or C&F Mortgage, and in which our NEOs are participants.  Additionally, the Corporation sponsors a nonqualified deferred compensation plan for the benefit of certain senior officers and its non-employee directors.  Our tax-qualified plans are offered in order to assist our employees in attaining financial security for retirement and for employee retention.  Our nonqualified plan is offered to provide flexibility to our senior officers and directors by providing deferral opportunities otherwise restricted by qualified plan limits and to establish a long-term retention incentive for our executives.

Retirement Plan.  The Bank offers the Virginia Bankers Association Cash Balance Pension Plan for Citizens & Farmers Bank (the “Retirement Plan”) as a tax-qualified cash balance pension plan for employees hired prior to January 1, 2022.  Under the Retirement Plan, participants’ accounts are credited each year based on a percentage of each participant’s annual compensation including salary and bonus, subject to limitations under the plan and the requirements of the Internal Revenue Code (the “Code”).  Participants’ accounts are also credited for interest upon each participant’s accumulated balance.  The applicable compensation credit percentage ranges between 1 percent and 12 percent, increasing with a participant’s age and years of credited service at the end of each plan year.  Interest credits are based on the 30-year Treasury rate plus 150 basis points, but may not be less than 3 percent or more than the IRS third segment rate.  Messrs. Cherry, Long and Seaman are participants in the Retirement Plan.

Upon having completed at least three years of service or reaching age 65, participants become vested in the Retirement Plan.  Upon termination from the Bank or after reaching age 62 while employed, vested participants may receive the amount then credited to the participant’s cash balance account in a lump sum or may defer benefits until age 65.  Participants who defer benefits after termination continue to receive interest credits until age 65 and then may receive an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married).  The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account paid in one installment or in three annual installments.

Prior to 2009, the Bank offered the Virginia Bankers Association Master Defined Benefit Pension Plan for Citizens & Farmers Bank, which was a traditional pension plan and was converted to the current cash balance pension plan effective December 31, 2008.  Participants with balances in the Retirement Plan that were converted from the traditional pension plan, including Mr. Cherry, may be entitled to benefits greater than the interest credits calculated under the Retirement Plan, pursuant to IRS rules for tax-qualified retirement plans.  Benefits pursuant to such rules may fluctuate from year to year, due in part to changes in interest rates.

401(k) Plans.  The Bank offers the SBA Defined Contribution Plan for Citizens and Farmers Bank (the “Bank 401(k) Plan”) as a tax qualified defined contribution plan for employees of C&F Bank and C&F Finance. C&F Mortgage offers a similar plan, the SBA Defined Contribution Plan for C&F Mortgage Corporation (the “Mortgage 401(k) Plan”), for its employees. Our NEOs other than Mr. McKernon are participants in the Bank 401(k) Plan, and Mr. McKernon is a participant in the Mortgage 401(k) Plan. Under the Bank 401(k) Plan, the Corporation makes matching contributions on voluntary deferrals by NEOs of up to five percent of each participant’s covered compensation, subject to limitations under the plan and the requirements of the Code. Matching contributions under the Mortgage 401(k) Plan are discretionary, based on, among other factors, the profitability of C&F Mortgage.  Each of the plans also provides for discretionary employer contributions.  Investments under each of the 401(k) plans are directed by participants’ elections from among various investment options available under the plans, and participants’ accounts earn a return based on the actual return of those investment elections.

Nonqualified Plan.  The Corporation offers the C&F Financial Corporation Non-Qualified Deferred Compensation Plan for Directors and Executives (the “Nonqualified Plan”) for senior officers and directors of the Corporation and its subsidiaries.  The plan allows executive officers to make deferrals of salary or cash incentive compensation.  The Corporation makes discretionary supplemental retirement (“SERP”) contributions into executive officers’ accounts under the Nonqualified Plan.  Participants’ accounts under the Nonqualified Plan earn a return based on investment elections made by participants among various investment options available under the plan.

For Mr. Cherry, the Corporation’s discretionary SERP contributions are vested immediately in recognition of his performance and service over his career.  For Messrs. Long, Crone and Seaman, the Corporation’s discretionary SERP contributions vest generally five years from the time of each contribution, subject to earlier vesting under certain conditions, including death, disability, retirement at or after attaining age 65 or a change in control.  Mr. McKernon was not awarded a SERP contribution for 2024. For 2024, the Corporation made discretionary SERP contributions to the Nonqualified Plan totaling $124,600, $42,959, $37,825 and $19,600 for Messrs. Cherry, Long, Crone and Seaman, respectively.  These contributions were made in 2025 and are reported as earned in 2024 in the Summary Compensation Table on page 44.

Perquisites and Other Benefits.  The Corporation provides our NEOs with benefits that we believe are reasonable and consistent with our overall compensation program as part of a competitive compensation package for attracting and retaining talented executives.  Perquisites offered to NEOs, which may include personal use of Corporation-owned automobiles, matching charitable contributions, an executive physical exam every two years, club dues, financial advisory services, and tax preparation services, are common among the Corporation’s peer financial institutions.  Perquisites to any individual NEO that exceeded $10,000 in a particular year are included in the Summary Compensation Table on page 44.

NEOs also participate in other benefit plans that are available to our employees generally.  These plans include medical, dental, life, and disability insurance.

Timing of Stock Option and Other Equity Award Grants.  Although we do not have a formal policy regarding the timing of awards of stock options, stock appreciation rights (“SARs”) or similar option-like instruments to our NEOs, we do not make these awards or any other form of equity compensation in anticipation of the release of material, non-public information. Similarly, we do not time the release of material, non-public information based on stock option, SAR or other equity award grant dates for the purpose of affecting the value of executive compensation. In recent years, none of our NEOs has been granted any options to purchase shares of our common stock, SARs or similar option-like instruments.

Compensation Policies and Practices as They Relate to Risk Management.  The Corporation, under the guidance of the Committee, has reviewed the compensation policies and practices of the Corporation as they relate to risk management.  This review included both executive officer and non-executive officer compensation policies and practices and factors in place to mitigate any excess risk.  In conducting the review, management focused on the risks associated with the Corporation's compensation policies and practices and evaluated those risks in light of the Corporation's operations and the internal compensation approval and compliance systems developed by the Corporation.  The Corporation has determined that its policies and practices, including mitigating factors, are not reasonably likely to have a material adverse effect on the Corporation.

The Committee utilizes the position of senior compensation risk officer and meets with the Corporation’s senior compensation risk officer to discuss, evaluate and review senior executive officer (“SEO”) compensation plans and other employee compensation plans and the risks these plans pose to the Corporation.  In connection with this risk review, the Committee’s goal is to identify and limit or mitigate features in SEO and other employee compensation plans that could encourage SEOs or other employees to take unnecessary and excessive risks that threaten the Corporation’s value (including behavior focused on short-term results rather than long-term shareholder value).  In addition, the Committee will discuss, evaluate and review employee compensation plans and eliminate or mitigate features that could encourage the manipulation of reported earnings to enhance an employee’s compensation.  These reviews are completed at least once per year.

For the review conducted during July 2024, the Committee evaluated each of the plans included in this discussion with the senior compensation risk officer, as well as several additional employee compensation arrangements that provide for variable cash compensation, bonus, commission or incentive payments to employees other than SEOs. As a result of the risk and manipulation review, the Committee concluded that these plans do not encourage unnecessary and excessive risks that threaten the value of the Corporation or promote the manipulation of reported earnings to enhance the compensation of any employee and determined that the potential risks arising from these plans are not reasonably likely to have a material adverse effect on the Corporation.

Role of Discretion in the Compensation Process.  In fulfilling its responsibilities over the executive compensation program, the Committee must make decisions that are inherently subjective.  The Committee has established compensation plans and arrangements that place limits on the Committee’s ability to exercise discretion in compensation decisions, including the MIP, which does not allow the Committee to increase the amount of any long-term equity incentive compensation award under the plan above the maximum amount calculated for any such award under the terms of the plan.  The Committee retains the discretion to reduce the amount of any award determined under the terms of the MIP, including the short-term cash incentive compensation award and the long-term equity incentive compensation award.  In compensation decisions for 2024, the Committee used discretion to grant less than the calculated short-term cash incentive compensation awards for Messrs. Cherry and Long and less than the calculated long-term equity incentive compensation award for Mr. Cherry, and to adjust measures of ROE and ROA under the short-term cash incentive compensation award and ROTCE under the long-term equity incentive compensation award for the Corporation and its peers as described on pages 32 and 36.

Clawback Policies.  The Corporation has a policy (the “Dodd-Frank Clawback Policy”) to provide for the recoupment of certain incentive compensation pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, in the manner required by Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, and Nasdaq Listing Rule 5608. Additionally, the Corporation has a policy (the “Supplemental Clawback Policy” and together with the Dodd-Frank Clawback Policy, the “Clawback Policies”) to provide for the recoupment of certain incentive compensation not covered by the Dodd-Frank

Clawback Policy. Taken together, the Clawback Policies provide for the clawback of certain excess incentive compensation paid to executive officers in the event of an accounting restatement to correct material non-compliance with any financial reporting requirements under applicable securities laws, when the amount of incentive compensation granted, earned or vested was based or determined in whole or in part upon the Corporation’s financial statements that were subsequently restated.  Excess incentive compensation is the amount that would not have been paid to the executive officers if the incentive compensation had been determined based on the restated financial statements.  However, if the Committee determines that the accounting restatement resulted from intentional misconduct by executive officers, then the Corporation may recover up to 100 percent of any incentive compensation received by those executive officers during the three completed fiscal years of the Corporation immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer(s) of the Corporation authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Corporation is required to prepare an accounting restatement, or (ii) the date a court, regulator or other legally authorized body directs the Corporation to prepare an accounting restatement. Recovery of amounts under the Clawback Policies from an executive officer may include (i) recoupment of cash or shares of Corporation stock, (ii) forfeiture of unvested cash or equity awards (including those subject to service-based and/or performance-based vesting conditions), (iii) cancellation of outstanding vested cash or equity awards (including those for which service-based and/or performance-based vesting conditions have been satisfied), (iv) to the extent consistent with Section 409A of the Code, offset of other amounts owed to the executive officer or forfeiture of deferred compensation, (v) reduction of future compensation, or (vi) any other remedial or recovery action permitted by law. Under the Dodd-Frank Clawback Policy, the Committee may, under certain limited circumstances, determine that recoupment is not required. Under the Supplemental Clawback Policy, the Committee may determine that recoupment (or recoupment in full) is not warranted in the event the Committee determines that to do so would be unreasonable or it would be in the long-term interests of the Corporation not to require repayment. There have been no restatements that would require recovery of erroneously awarded compensation under the Clawback Policies.

Insider Trading Policy. The Corporation has adopted insider trading policies and procedures governing the purchase, sale, and/or other dispositions of its securities by directors, officers and employees, or the Corporation itself. These policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Corporation. The Corporation’s Insider Trading Policy is filed an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2024.

Prohibition on Hedging and Pledging Transactions.  Under the Corporation’s Insider Trading Policy, directors and executive officers, including the NEOs, are prohibited from (i) pledging the Corporation’s stock as collateral for loans and (ii) selling the Corporation’s stock “short,” trading in the Corporation’s stock in or through a margin account or otherwise engaging in hedging transactions or speculative or short-term trading of the Corporation’s stock. These provisions are part of the Corporation’s overall program to prevent the Corporation’s directors, executive officers and other insiders, including the NEOs, from trading on material non-public information.

Tax and Accounting Implications.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Corporation may not deduct compensation of more than $1,000,000 annually that is paid to certain individuals.  In 2024, the Corporation paid compensation that was not deductible to the Corporation to Mr. Cherry of $247,000 and to Mr. McKernon of $393,000.  The Committee believes it is in the Corporation’s and its shareholders’ best interests to retain flexibility to pay appropriate compensation levels and therefore may choose to pay compensation that will not be deductible under Section 162(m) of the Code in order to ensure competitive levels of total compensation for the Corporation’s executive officers.

Employment and Change in Control Agreements

The Corporation may be required to make payments of severance or other benefits upon termination of an executive officer or a change in control of the Corporation pursuant to certain agreements and other arrangements as detailed below.

Cherry Employment Agreement.  Mr. Cherry is employed under an employment agreement entered into in 2021 by the Corporation, the Bank and Mr. Cherry (the “Cherry Employment Agreement”). The Cherry Employment Agreement had an initial term of one year and renews for successive one-year periods unless either party provides written notice of non-renewal during the then-current term.  The Cherry Employment Agreement provides for payment of base salary and the executive’s eligibility to receive such equity awards and cash incentive compensation as determined by the Board or its designee.  Incentive-based compensation paid to the executive is subject to clawback as may be required under the Corporation’s clawback policies or under provisions of applicable law, SEC rule or regulation or stock exchange requirement.  In addition, the Cherry Employment Agreement entitles the executive to participation in employee benefit plans as determined by the Board or its designee.  Under the Cherry Employment Agreement, in the event of termination of employment due to death or incapacity (as defined in the agreement), the executive is entitled to (a) unpaid base salary through the date of termination and (b) any other benefits vested and payable under any plans, policies or programs (collectively, the “Accrued Obligations”).  Under the Cherry Employment Agreement, in the event of termination of employment without cause (as defined in the agreement) while the Cherry Employment Agreement is in place or during the one-year period following the termination of the Cherry Employment Agreement due to non-renewal by the Corporation (generally referred to as a termination without cause) or by the executive for good reason (as defined in the agreement), then, provided the executive timely executes a general release of claims, the executive is entitled to the Accrued Obligations and a lump-sum cash payment equal to the executive’s annual base salary in effect immediately preceding the termination of employment and, provided certain conditions are met, a monthly payment equal to the employer-paid portion of COBRA continuation coverage, payable for 12 months.  In the event of termination of employment without cause or by the executive for good reason, post-termination payments will cease if the executive fails to comply with the covenants set forth in the Cherry Employment Agreement.  Under the Cherry Employment Agreement, in the event of termination of employment for cause or by the executive without good reason, the executive is entitled to the Accrued Obligations.  The Cherry Employment Agreement requires the executive to comply with confidentiality and non-disparagement covenants as well as 12-month non-piracy and non-solicitation covenants.  The Cherry Employment Agreement will terminate if a change in control of the Corporation or the Bank occurs during the executive’s employment and any severance benefits payable upon a termination of employment on or following such change in control shall be determined and paid solely pursuant to Mr. Cherry’s change in control agreement, as described below.  In the event of termination of the Cherry Employment Agreement, the executive remains obligated to comply with the confidentiality, non-disparagement, non-piracy and non-solicitation covenants as set forth in the agreement.

Long and Crone Employment Agreements.  Mr. Long is employed under an employment agreement entered into in 2021 by the Corporation, the Bank and Mr. Long (the “Long Employment Agreement”).  Mr. Crone is employed under an employment agreement entered into in 2021 by the Corporation, C&F Finance and Mr. Crone (the “Crone Employment Agreement”). The Long Employment Agreement and the Crone Employment Agreement have substantially identical provisions as the Cherry Employment Agreement.

McKernon Employment Agreement.  Through December 31, 2024, Mr. McKernon was employed by C&F Mortgage under an employment agreement originally entered into in 1995 and amended and restated in 2013 and subsequently amended and restated as of February 15, 2022 (the “McKernon Employment Agreement”).  Under the agreement, C&F Mortgage employed Mr. McKernon as its President and CEO through December 31, 2024 and in 2024 paid Mr. McKernon an annual base salary of $235,000, payable in monthly installments.  C&F Mortgage also was obligated to pay Mr. McKernon a bonus, computed and paid on a monthly basis, based upon a variable percentage of C&F Mortgage’s financial performance for the preceding month, subject to adjustment annually in order that the total bonus for a fiscal year would be equal to the specified percentage as determined by the year-end financial performance amount on which the bonus is based.

The agreement also provided that Mr. McKernon would be entitled, during his employment, to benefits commensurate with those furnished to other employees of C&F Mortgage.  The agreement also contained provisions requiring confidentiality of information regarding C&F Mortgage.

McKernon Transition Agreement.  On December 4, 2024, Mr. McKernon and C&F Mortgage entered an agreement (the “McKernon Transition Agreement”) which replaces the McKernon Employment Agreement and the McKernon CIC Agreement (described below) in connection with Mr. McKernon’s retirement from the position of President and CEO of C&F Mortgage and provides for Mr. McKernon’s retirement from C&F Mortgage by December 31, 2025. The McKernon Transition Agreement provides for annual base salary of $235,000 from December 31, 2024 through June 30, 2025 and $150,000 from July 1, 2025 through December 31, 2025, subject to Mr. McKernon’s continued employment. The McKernon Transition Agreement also provides that Mr. McKernon will be paid a bonus for 2024 performance in accordance with the terms of the McKernon Employment Agreement, and for 2025, Mr. McKernon will be paid a bonus of $50,000, payable in quarterly installments of $12,500, provided he remains employed with C&F Mortgage at the time of payment. Mr. McKernon will be eligible to receive an equity award for 2024 performance consistent with past practices and subject to the terms of any award agreement, and for 2025 performance, Mr. McKernon will be eligible to receive an equity award with a value up to $25,000 at the Board’s discretion based on the Board’s determination of his performance in matters of succession and operational transition. Mr. McKernon will also remain eligible for standard employee benefits during this period. In the event of termination of Mr. McKernon’s employment by C&F Mortgage without cause, as defined in the agreement, prior to December 31, 2025, Mr. McKernon is entitled to receive a lump sum payment of the unpaid portion of the base salary and cash bonus to which he would otherwise be entitled for the year ending December 31, 2025. The McKernon Transition Agreement requires Mr. McKernon to comply with confidentiality and non-disparagement covenants as well as 12-month non-piracy, non-solicitation and non-competition covenants.

Change in Control Agreements.  The Corporation has entered into “change in control agreements” with each of the NEOs (the “CIC Agreements”) because the Board has determined that it is in the best interest of the Corporation and its shareholders to have the continued dedication of these executives, notwithstanding the possibility, threat or occurrence of a change in control.  As noted above, the McKernon CIC Agreement has been replaced by the McKernon Transition Agreement. The CIC Agreements provide for payments of severance in cash as well as group health and other benefits following termination.  In addition to the CIC Agreements, other benefits may be provided following a change in control of the Corporation under the 2022 Stock and Incentive Compensation Plan or the 2013 Stock and Incentive Compensation Plan, including accelerated vesting of restricted stock awards.

The CIC Agreement with Mr. Cherry (the “Cherry CIC Agreement”) provides for certain payments and benefits in the event of a termination of employment by the Corporation without cause (as defined in the agreement) or by Mr. Cherry for good reason (as defined in the agreement) during the two-year period following a change in control (as defined in the agreement).  In such event, Mr. Cherry (i) would be entitled to receive a lump sum cash payment equal to the sum of 2.99 times his highest annual base salary during the 24-month period preceding the change in control and 2.99 times his highest annual bonus for the three fiscal years preceding the change in control and (ii) would generally be entitled to receive continuing benefits under group health plans providing medical, prescription, dental and vision benefits (the “Group Health Plans”) for a period of three years following termination.  Additionally, the Cherry CIC Agreement provides for a special termination payment equal to the sum of two times his highest annual base salary during the 24-month period preceding his termination and three times his highest annual bonus for the three fiscal years preceding his termination in the limited circumstance in which Mr. Cherry’s employment is involuntarily terminated without cause prior to a change in control, if the termination is at the request of a third party who is a party to the change in control or otherwise arose in connection with or in anticipation of the change in control and if Mr. Cherry has complied with the non-disclosure and non-competition covenants under the Cherry CIC Agreement and with the non-piracy, non-solicitation and non-disparagement covenants under the Cherry Employment Agreement.  This special termination payment would be in addition to any payments or benefits under the terms of the Cherry Employment Agreement.  The Cherry CIC Agreement includes non-disclosure and non-competition covenants and incorporates the non-piracy, non-solicitation and non-disparagement covenants from the Cherry Employment Agreement.

The CIC Agreements with Messrs. Long and Crone (the “Long CIC Agreement” and the “Crone CIC Agreement”, respectively) each provide for certain payments and benefits in the event of a termination of employment by the Corporation without cause (as defined in the agreement) or by either Mr. Long or Mr. Crone for good reason (as defined in the agreement) during the two-year period following a change in control (as defined in the agreement).  In such event, Mr. Long or Mr. Crone (i) would each be entitled to receive a lump sum cash payment in an amount equal to two times the sum of his highest annual base salary during the 24-month period preceding the change in control and his highest annual bonus for the three fiscal years preceding the change in control, and (ii) would each generally be entitled to receive continuing benefits under the Group Health Plans for a period of two years following termination.  Additionally, the Long CIC Agreement and Crone CIC Agreement each provide for a special termination payment in an amount equal to the sum of one times Mr. Long’s or Mr. Crone’s highest annual base salary during the 24-month period preceding his termination and two times his highest annual bonus for the three fiscal years preceding his termination in the limited circumstance in which Mr. Long’s or Mr. Crone’s employment is involuntarily terminated without cause prior to a change in control, if the termination is at the request of a third party who is a party to the change in control or otherwise arose in connection with or in anticipation of the change in control and if Mr. Long or Mr. Crone has complied with the non-disclosure and non-competition covenants under the Long CIC Agreement or the Crone CIC Agreement, respectively, and with the non-piracy, non-solicitation and non-disparagement covenants under the Long Employment Agreement or the Crone Employment Agreement, respectively.  This special termination payment would be in addition to any payments or benefits under the terms of the Long Employment Agreement or the Crone Employment Agreement.  The Long CIC Agreement and Crone CIC Agreement each includes non-disclosure and non-competition covenants and incorporates the non-piracy, non-solicitation and non-disparagement covenants from the Long Employment Agreement and Crone Employment Agreement, respectively.

Mr. McKernon had a CIC Agreement during 2024 (the “McKernon CIC Agreement”), which was replaced by the McKernon Transition Agreement, described above.

The CIC Agreement with Mr. Seaman provides for certain payments and benefits in the event of a termination of employment by the Corporation without cause (as defined in the agreement), or by Mr. Seaman for good reason (as defined in the agreement), during the two-year period following a change in control (as defined in the agreement), or prior to a change in control in the event of a termination of employment in anticipation of a change in control.  In such event, Mr. Seaman would be entitled (i) to receive a lump sum cash payment in an amount equal to two times the sum of his highest annual base salary during the 24-month period preceding the change in control and his highest annual bonus for the three fiscal years preceding the change in control; and (ii) generally to receive continuing benefits under the Group Health Plans for a period of two years following termination of employment. The CIC Agreement with Mr. Seaman includes non-disclosure and non-competition covenants.

The CIC Agreements provide for benefits to be paid on a “best net after-tax” basis, such that the executive’s change in control benefits will be reduced to avoid excise taxes related to excess parachute payments under Section 280G of the Code only if such a reduction would result in greater after-tax compensation than without a reduction. The Corporation has no agreements with executives or other officers that include Section 280G tax gross-up provisions.

In certain cases, some or all of the payments and benefits provided on termination of employment under the employment agreements and the CIC Agreements may be delayed for six months following termination to comply with the requirements of Section 409A of the Code.  Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the agreement.  In the case of benefits that are delayed, the executive would pay the cost of benefit coverage during the six-month delay period and then be reimbursed by the Corporation at the end of the six-month period.

Retirement, Early Retirement, Death, Disability.  For terminations due to death or disability, vesting of any unvested restricted stock and retirement benefits occur at the date of termination.  For terminations due to early retirement, restricted stock awards provide for accelerated vesting upon the one-year anniversary of the date of termination and only if the individual has complied with a non-competition agreement. Further, restricted stock awards granted to key employees also provide for accelerated vesting in the event of termination by the Corporation for reasons other than cause.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee

Elizabeth R. Kelley, Chair
J. P. Causey Jr.
C. Elis Olsson Dr. Jeffery O. Smith

2024 EXECUTIVE COMPENSATION TABLES

The table below summarizes the total compensation paid or earned by each of the Corporation’s named executive officers for the fiscal years ended December 31, 2024, 2023 and 2022.

Summary Compensation Table

						Change in
						Pension
					Non-	Value and
					Equity	Nonqualified
					Incentive	Deferred	All
				Stock	Plan	Compensation	Other
		Salary	Bonus[2]	Awards[3]	Compensation[4]	Earnings[5]	Compensation[6]	Total
Name and Principal Position[1]	Year	($)	($)	($)	($)	($)	($)	($)
Thomas F. Cherry	2024	580,000	—	248,771	200,000	82,564	186,008	1,297,343
President/	2023	546,000	—	249,275	250,000	70,381	177,255	1,292,911
Chief Executive Officer	2022	520,000	—	202,240	213,652	52,773	171,393	1,160,058
Jason E. Long	2024	313,500	—	119,093	105,000	30,124	82,386	650,103
Executive Vice President/Chief Financial Officer/	2023	283,500	—	110,625	128,244	20,900	72,430	615,699
Secretary	2022	270,000	13,717	78,368	86,283	17,487	71,269	537,124
S. Dustin Crone	2024	317,500	—	72,779	105,000	—	74,411	569,690
President/Chief Executive	2023	305,000	31,585	75,225	117,415	—	81,895	611,120
Officer of C&F Finance Company	2022	290,000	—	72,048	160,000	—	73,281	595,329
Bryan E. McKernon	2024	235,000	—	51,607	241,995	—	18,373	546,975
President/Chief Executive	2023	235,000	—	53,100	69,725	—	7,365	365,190
Officer of C&F Mortgage Company	2022	235,000	—	51,824	228,944	—	21,907	537,675
John A. Seaman, III	2024	272,000	—	43,667	72,000	52,462	56,291	496,420
Executive Vice President/Chief Credit	2023	248,000	—	38,350	86,000	47,246	45,373	464,969
Officer of C&F Bank

1	Reflects titles as of December 31, 2024. Mr. McKernon served as President and CEO of C&F Mortgage through December 31, 2024, after which he retired from the role of President and CEO and remains employed by C&F Mortgage to assist with its transition to a new President and CEO.

2	The amounts shown in this column reflect the additional discretionary cash bonuses awarded to Mr. Long for 2022 and to Mr. Crone for 2023 based on achievement of key strategic priorities.

3	The amounts in this column reflect the grant date fair value for restricted stock granted during fiscal years ended December 31, 2024, 2023 and 2022, respectively, pursuant to the 2022 Stock and Incentive Compensation Plan and the 2013 Stock and Incentive Compensation Plan, calculated in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on the date of grant. These amounts do not include the 2024 long-term equity incentive compensation awards discussed in further detail on pages 33 to 36, which were granted in February 2025.

4	The amounts in this column reflect the short-term cash incentive compensation awards for 2024, 2023 and 2022, which are discussed in further detail on pages 30 to 33.

5	The amounts in this column reflect the actuarial increase in the present value of the named executive officers’ accumulated benefits under the Retirement Plan established by the Bank determined using assumptions consistent with those used in the Corporation’s audited financial statements. Messrs. Crone and McKernon are not participants in the Retirement Plan. All earnings under the Nonqualified Plan are actual dividends and earnings of investments based on participants’ investment elections and are not required to be reported in this column.

6	The amounts in this column for 2024 include dividends paid on unvested stock awards for each NEO (including $16,905 for Mr. Cherry); contributions to defined contribution plans for each NEO (including $141,850 for Mr. Cherry, $60,209 for Mr. Long, $55,075 for Mr. Crone, $3,050 for Mr. McKernon and $36,850 for Mr. Seaman); personal use of Corporation-owned automobiles for each NEO; matching charitable contributions for Messrs. Cherry, Long, Crone and McKernon; club dues for Mr. Cherry; and financial planning services for Mr. Cherry. Amounts contributed to defined contribution plans for each NEO includes employer matching contributions to tax-qualified plans and also includes, except in the case of Mr. McKernon, discretionary employer SERP contributions to the Nonqualified Plan made by the Corporation for 2024 of $124,600 for Mr. Cherry, $42,959 for Mr. Long, $37,825 for Mr. Crone and $19,600 for Mr. Seaman. These SERP contributions were not paid to the plan as of the end of the fiscal year, but were made by the Corporation by February 28, 2025 into each respective NEO’s account in the plan. The Corporation’s defined contribution plans are discussed in further detail on pages 36 to 37.

The following table summarizes certain information with respect to cash and equity incentive opportunities established in 2024.

Grants of Plan-Based Awards for 2024

								All Other Stock
								Awards:
								Number	Grant Date
								of Shares	Fair Value
		Estimated Possible Payouts Under			Estimated Possible Payouts Under			of Stock	of Stock
		Non-Equity Incentive Plan Awards[2]			Equity Incentive Plan Awards[3]			or Units[4]	Awards[1]
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date[1]	($)	($)	($)	($)	($)	($)	(#)	($)
Thomas F. Cherry
Cash award		130,500	261,000	522,000
Equity award - Performance	n/a				65,250	130,500	195,750		154,252
Equity award - Annual	n/a							1,657	142,552
Jason E. Long
Cash award		54,863	109,725	219,450
Equity award - Performance	n/a				27,431	54,863	82,294		79,922
Equity award - Annual	n/a							696	59,877
S. Dustin Crone
Cash award			105,000
Equity award - Performance	n/a				9,922	39,688	59,531		40,520
Equity award - Annual	n/a							504	43,359
Bryan E. McKernon
Cash award			241,995
Equity award - Performance	n/a				5,875	23,500	35,250		34,584
Equity award - Annual	n/a							298	25,637
John A. Seaman, III
Cash award		—	68,000	136,000
Equity award - Performance	n/a				5,100	20,400	30,600		31,487
Equity award - Annual	n/a							259	22,282

1	The 2024 long-term equity incentive compensation awards under the MIP do not have a grant date during the year ended December 31, 2024 and were ultimately granted in the form of restricted stock on February 18, 2025. The awards are comprised of a performance component and an annual component. The fair value of these awards at the grant date was determined in accordance with ASC Topic 718, based on the closing price of the Corporation’s stock on that date and has been allocated to the two components in this table. The awards were granted in the form of restricted stock, subject to graded vesting over a period of three years or accelerated vesting under certain circumstances, and include rights to non-forfeitable dividends on unvested shares equal to dividends declared to common shareholders. See pages 33 to 36 for further details on the 2024 long-term equity incentive compensation awards. Because the fair value of these awards at the grant date was determined based on the closing price of the Corporation’s stock on that date, the values in this column are different from the Actual Award Values reflected in the table on page 36 which reflect the award values determined by the Compensation Committee, with the number of shares awarded determined based on the average closing stock price of the Corporation for the 20 business days preceding the grant date, rounded to next greater multiple of 25 shares.

2	These columns reflect the threshold, target and maximum amounts established under the 2024 short-term cash incentive compensation award for Messrs. Cherry and Long, and the target and maximum amounts established under the 2024 short-term cash incentive compensation award for Mr. Seaman. The actual amounts awarded under the 2024 short-term cash incentive compensation award for Messrs. Cherry, Long and Seaman were $200,000, $105,000 and $72,000, respectively. Threshold, target and maximum amounts are not established under the 2024 short-term cash incentive compensation awards for Mr. Crone, whose award is determined based on the ROA and net income of C&F Finance and achievement of strategic objectives, or Mr. McKernon, whose award was determined in accordance with his employment agreement in effect through December 31, 2024. The amounts reported in these columns for Messrs. Crone and McKernon reflect the actual amounts of their 2024 short-term cash incentive compensation awards.

3	These columns reflect the threshold, target and maximum equity values established for the performance component of the 2024 long-term equity incentive compensation award. These amounts do not include $130,500, $54,863, $39,688, $23,500 and $20,400 of the annual component of the 2024 long-term equity incentive compensation awards for Messrs. Cherry, Long, Crone, McKernon and Seaman, respectively, which are fixed values based on a percentage of the target total award value for each NEO and earned through consistent individual performance during 2024.

4	The amounts in this column reflect the approximate number of shares granted for the annual component of the 2024 long-term equity incentive compensation award that were granted on February 18, 2025 based on the average closing price of the Corporation’s stock for the preceding 20 business days. The annual component is earned through consistent individual performance during 2024 and is not reported under the columns for equity incentive plan awards in this table because its value is fixed as a percentage of target total award value.

The following table includes certain information with respect to all previously-awarded unvested restricted stock awards held by the named executive officers at December 31, 2024. None of the NEOs held any unexercised stock options at December 31, 2024.

Outstanding Equity Awards at 2024 Fiscal Year-End

	Stock Awards
			Market
		Number of	Value of
		Shares or	Shares or
		Units of	Units of
		Stock That	Stock That
		Have Not	Have Not
	Vesting	Vested[1]	Vested[2]
Name	Date	(#)	($)
Thomas F. Cherry	3/1/2025	4,309	307,016
	3/1/2026	2,976	212,040
	3/1/2027	1,566	111,578
Total:		8,851	630,634

Jason E. Long	3/1/2025	1,891	134,734
	3/1/2026	1,375	97,969
	3/1/2027	750	53,438
Total:		4,016	286,140

S. Dustin Crone	3/1/2025	1,359	96,829
	3/1/2026	883	62,914
	3/1/2027	458	32,633
Total:		2,700	192,375

Bryan E. McKernon	2/20/2025	975	69,469
Total:		975	69,469

John A. Seaman, III	2/20/2025	825	58,781
Total:		825	58,781

1	The amounts in this column reflect the number of shares of restricted stock granted from 2022 through 2024 to each NEO pursuant to the 2013 Stock and Incentive Compensation Plan and the 2022 Stock and Incentive Compensation Plan. Awards are subject to graded vesting over a period of three years or accelerated vesting under certain circumstances, including earlier vesting at the later of the date that a participant attains age 65 or one year from the date of grant. Participants are entitled to non-forfeitable dividends on unvested shares equal to dividends declared to common shareholders. This table does not include awards under the 2024 long-term equity incentive compensation award, which were granted on February 18, 2025.

2	The amounts in this column represent the fair market value of the restricted stock as of December 31, 2024, based on the closing price of the Corporation’s stock of $71.25 on December 31, 2024, which was the last business day of the year.

The following table provides information regarding the value realized by our NEOs who held restricted stock that vested during 2024.  The information presented in the following table includes stock awards that were granted in 2021, 2022 and 2023 for each NEO. None of the NEOs exercised any stock options during 2024.

Stock Vested for 2024

	Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting[1]
Name	(#)	($)
Thomas F. Cherry	7,716	432,704
Jason E. Long	3,267	183,309
S. Dustin Crone	2,750	154,631
Bryan E. McKernon	2,225	126,877
John A. Seaman, III	1,875	107,178
1	The value realized on vesting is the fair market value based on the closing price of the Corporation’s stock on the date of vesting multiplied by the number of shares that vested. For purposes of this table, if the date of vesting was a non-business day, the closing price of the Corporation’s stock on the business day prior to the date of vesting was used.

The following table shows the actuarial present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each named executive officer and payments made to each named executive officer under the Retirement Plan, which is described in more detail beginning on page 36.

Pension Benefits as of December 31, 2024

		Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated Benefit[1]	Fiscal Year
Name	Plan Name	(#)	($)	($)
Thomas F. Cherry	Retirement Plan	28	860,418	—
Jason E. Long	Retirement Plan	10	134,290	—
S. Dustin Crone[2]	n/a	—	—	—
Bryan E. McKernon[2]	n/a	—	—	—
John A. Seaman, III	Retirement Plan	13	369,324	—

1	Assumptions used in the calculation of these amounts are included in Note 14 to the Corporation’s audited financial statements for the fiscal year ended December 31, 2024 included in the Corporation’s Annual Report on Form 10-K filed with the SEC on February 27, 2025. This account balance for each participant will grow each year with annual pay credits based on age and years of service and monthly interest credits based for 2024 on the December 2023 average yield for 30-year Treasuries plus 150 basis points, but no less than 3 percent and not to exceed the IRS third segment rate.

2	Messrs. Crone and McKernon are not participants in the Retirement Plan.

The following table summarizes our named executive officers’ compensation under our Nonqualified Plan, which is described in more detail beginning on page 37.

Nonqualified Deferred Compensation for 2024

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings	Withdrawals/	Balance
	Last FY1	Last FY2	in Last FY3	Distributions	at Last FYE[4,5]
Name	($)	($)	($)	($)	($)
Thomas F. Cherry	—	124,600	117,359	—	1,873,426
Jason E. Long	—	42,959	25,795	—	268,003
S. Dustin Crone	—	37,825	74,474	—	683,045
Bryan E. McKernon	—	—	114,989	800,000	1,077,057
John A. Seaman, III	—	19,600	2,840	—	97,939

1	Pursuant to the Nonqualified Plan, certain executives, including named executive officers, may defer any portion of their base salary or awards earned under the MIP. No NEOs elected to defer any portion of their compensation in 2024.

2	Amounts in this column represent discretionary employer SERP contributions for 2024 for each NEO, which were not paid to the plan as of the end of the fiscal year. These amounts are reported as 2024 compensation in the Summary Compensation Table on page 44 and were paid by the Corporation by February 28, 2025 into each respective NEO’s account in the Nonqualified Plan.

3	Earnings (losses) attributed to participants under the Nonqualified Plan are actual returns based on their investment elections under the plan.

4	The aggregate balance includes $141,572, $162,560 and $69,821 for Messrs. Long, Crone and Seaman, respectively, which amounts were not vested as of December 31, 2024. These amounts would vest upon the earlier of death, disability, retirement, a change in control or five years from the year for which each applicable contribution was made.

5	Of the amounts disclosed in this column, $1,018,644, $149,225, $282,025, $437,899 and $12,400 were previously reported as compensation to Messrs. Cherry, Long, Crone, McKernon and Seaman, respectively, in Summary Compensation Tables for years prior to 2024.

The following table shows the potential payments upon termination, including following a change in control of the Corporation, for the NEOs (except as noted below for Mr. McKernon) based on agreements and plans in effect as of December 31, 2024.  The amounts in this table are calculated assuming the change in control or termination event occurred on December 31, 2024 and all executives were paid in a lump sum payment.  The fair market value of the Corporation’s stock as of December 31, 2024 is based on the closing price of $71.25 per share on December 31, 2024, which was the last business day of the year. Because Mr. McKernon served as President and CEO of C&F Mortgage through December 31, 2024, but immediately afterward retired from the role and is now employed in a non-executive capacity, we discuss below only the payments and benefits Mr. McKernon received in connection with his retirement from the role, which are described under “Retirement.” All other scenarios are inapplicable to him.

Except in the case of Mr. McKernon, the amounts in this table are estimates, as the actual amounts to be paid to or received by an NEO can only be determined at the time of termination or change in control. Additionally, this table reports only amounts that are increased, accelerated or otherwise paid or payable as a result of the applicable termination or change in control event and, as a result, excludes amounts accrued through December 31, 2024, such as accrued but unpaid salary and incentive compensation amounts for completed performance periods, already vested restricted stock awards and vested account balances under the Retirement Plan and Nonqualified Plan.  In particular, certain vested amounts included in the tables above related to pension benefits or nonqualified deferred compensation may become payable upon a change in control and are excluded from the table below. This table also excludes any amounts that are available generally to all salaried employees in a manner that does not discriminate in favor of our NEOs.

Potential Payments Upon Termination or Change in Control

		Unvested and
		Accelerated		Supplemental
		Restricted	Welfare	Retirement	280G Tax
	Severance	Stock	Benefits	Benefits	Gross-ups[8]	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)
Thomas F. Cherry President/Chief Executive Officer
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	580,000	630,634	19,400	-	-	1,230,034
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason [3]	580,000	-	19,400	-	-	599,400
After change in control [4]	2,616,250	630,634	76,649	-	-	3,323,533
In anticipation of change in control [5]	2,625,000	630,634	19,400	-	-	3,275,034
Retirement [6]	-	-	-	-	-	-
Disability [7]	-	630,634	-	-	-	630,634
Death [7]	-	630,634	-	-	-	630,634
Jason E. Long Executive Vice President/Chief Financial Officer/Secretary
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	313,500	286,140	19,203	-	-	618,843
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason [3]	313,500	-	19,203	-	-	332,703
After change in control [4]	883,488	286,140	51,269	141,572	-	1,362,469
In anticipation of change in control [5]	883,488	286,140	19,203	-	-	1,188,831
Retirement [6]	-	-	-	-	-	-
Disability [7]	-	286,140	-	141,572	-	427,712
Death [7]	-	286,140	-	141,572	-	427,712
S. Dustin Crone President/Chief Executive Officer of C&F Finance
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	317,500	192,375	9,115	-	-	518,990
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason [3]	317,500	-	9,115	-	-	326,615
After change in control [4]	955,000	192,375	17,757	162,560	-	1,327,692
In anticipation of change in control [5]	955,000	192,375	9,115	-	-	1,156,490
Retirement [6]	-	-	-	-	-	-
Disability [7]	-	192,375	-	162,560	-	354,935
Death [7]	-	192,375	-	162,560	-	354,935
Bryan E. McKernon[9] President/Chief Executive Officer of C&F Mortgage
Retirement [9]	-	-	-	-	-	-
John A. Seaman III Executive Vice President/ Chief Credit Officer of C&F Bank
Voluntary [1]	-	-	-	-	-	-
By Corporation without cause [2]	-	58,781	-	-	-	58,781
By Corporation with cause [1]	-	-	-	-	-	-
By Executive with good reason	-	-	-	-	-	-
After change in control [4]	716,000	58,781	41,364	69,821	-	885,966
In anticipation of change in control [5]	716,000	58,781	41,364	-	-	816,145
Retirement [6]	-	-	-	69,821	-	69,821
Disability [7]	-	58,781	-	69,821	-	128,602
Death [7]	-	58,781	-	69,821	-	128,602
1	There are no payments due in the event of voluntary termination by an NEO or if the Corporation terminates an NEO’s employment with cause.

2	In the event the Corporation elects to terminate employment without cause (including during the one-year period following non-renewal of the employment agreement), other than in connection with a change in control, employment agreements with Messrs. Cherry, Long and Crone provide for payment in a lump sum of each executive’s annual base salary in effect immediately prior to termination and for continuing COBRA coverage, with the Corporation paying the employer portion of the cost of such coverage, for a period of twelve months, if the executive timely executes a general release of claims and complies with various post-employment covenants. Additionally, 8,851, 4,016, 2,700 and 825 shares of restricted stock would immediately become vested for Messrs. Cherry, Long, Crone and Seaman, respectively, provided however that with respect to Mr. Cherry, the vesting of these shares would be accelerated only if he did not continue to serve on the Boards of Directors of the Corporation and the Bank. The welfare benefits represent the net present value of such benefits costs for twelve months.

3	Employment agreements with Messrs. Cherry, Long and Crone provide that in the event of termination of employment by the executive for good reason, as defined in the respective agreements, the executive would be entitled to the same severance and COBRA benefits described above in the case of termination by the Corporation without cause.
4	In the case of each NEO, except for Mr. McKernon, upon termination by the Corporation without cause following a change in control, or termination by the executive with good reason following a change in control, the executive would be entitled to severance based on a multiple of the sum of (1) his highest annual base salary during the 24 months preceding the change in control date and (2) his highest annual bonus in the three years preceding the year in which the change in control occurred. For Mr. Cherry, the multiple is 2.99 times, and for Messrs. Long, Crone and Seaman, the multiple is 2 times. The welfare benefits represent the net present value of benefits costs for three years in the case of Mr. Cherry and two years in the case of Messrs. Long, Crone and Seaman after the assumed change in control date. Additionally, unvested restricted stock and unvested balances in the Nonqualified Plan related to SERP contributions would immediately vest on the change in control date by the terms of the respective plans and agreements. The CIC Agreements provide for change in control benefits on a “best net after-tax” basis, such that the executive’s change in control benefits will be reduced to avoid excise taxes related to excess parachute payments under Section 280G of the Code only if such a reduction would result in greater after-tax compensation than without a reduction. The amounts shown in this table do not reflect any reductions that might be made pursuant to these provisions.

5	In the case of Mr. Seaman, his CIC Agreement treats a termination by the Corporation without cause in anticipation of a change in control in the same manner as a termination without cause following a change in control. In the case of Messrs. Cherry, Long and Crone, their employment agreements provide for severance and continuing COBRA coverage upon termination without cause, including termination in anticipation of a change in control. In addition, their CIC Agreements provide for a special termination benefit in such circumstances. The special termination benefit for Mr. Cherry is the sum of two times his highest annual base salary in effect during the 24 months preceding his termination and three times his highest annual bonus in the three years preceding the year in which his termination occurs. For each of Messrs. Long and Crone, the special termination benefit is the sum of his highest annual base salary in effect during the 24 months preceding his termination and two times his highest annual bonus in the three years preceding the year in which his termination occurs. Additionally, unvested restricted stock would immediately become vested upon termination by the Corporation without cause, provided however that with respect to Mr. Cherry, the vesting of these shares would be accelerated only if he did not continue to serve on the Boards of Directors of the Corporation and the Bank. The CIC Agreements provide for change in control benefits on a “best net after-tax” basis, such that the executive’s change in control benefits will be reduced to avoid excise taxes related to excess parachute payments under Section 280G of the Code only if such a reduction would result in greater after-tax compensation than without a reduction. The amounts shown in this table do not reflect any reductions that might be made pursuant to these provisions.

6	Messrs. Long and Crone were not eligible for retirement or early retirement for purposes of the restricted stock accelerated vesting provisions or vesting of balances in the Nonqualified Plan related to SERP contributions, on December 31, 2024. Mr. Seaman was eligible for retirement at December 31, 2024. Upon retirement, unvested balances in the Nonqualified Plan related to SERP contributions for Mr. Seaman would immediately vest. Messrs. Cherry and Seaman were eligible for early retirement at December 31, 2024 under provisions of unvested restricted stock awards, which would not provide for immediate vesting, but would provide for vesting after termination, subject to a non-competition covenant.

7	Payments for separation of service due to disability or death include accelerated vesting of restricted stock, and Messrs. Long, Crone and Seaman would be immediately vested in balances in the Nonqualified Plan related to SERP contributions.

8	None of the Corporation’s agreements with executives provide for 280G tax gross-up payments.

9	Mr. McKernon served as President and CEO of C&F Mortgage through December 31, 2024, after which he retired from the role of President and CEO and remains employed by C&F Mortgage to assist with its transition to a new President and CEO. Amounts shown for Mr. McKernon reflect amounts he received in connection with his retirement from the role of President and CEO, which did not trigger any payments or acceleration of other benefits under any of Mr. McKernon’s compensation arrangements.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2024 with respect to compensation plans under which equity securities of the Corporation are authorized for issuance:

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation plans
	be issued upon exercise	exercise price of	(excluding securities
	of outstanding options	outstanding options	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders [1]	—	$—	111,940
Equity compensation plans not approved by shareholders[2]	—	—	—
Total	—	$—	111,940

1	Consists of the 2022 Stock and Incentive Compensation Plan.
2	The Corporation does not have any equity compensation plans that have not been approved by shareholders.

CEO Pay Ratio

We determined that the 2024 annual total compensation of the median-compensated employee of all our employees, other than the CEO, as of December 31, 2024 was $62,835; the CEO’s 2024 annual total compensation was $1,297,343; and the ratio of these amounts was 21:1.

For our median compensated employee as of December 31, 2024, we used the same employee who was identified as our median compensated employee as of December 31, 2023, as there has been no change in our employee population or employee compensation arrangements during 2024 that the Corporation believes would result in a significant change in our CEO pay ratio disclosure. As of December 31, 2023, our total population consisted of 579 employees, all of whom worked in the United States. This population consisted of all of our full-time and part-time employees. To identify the median compensated employee, we used a consistently applied compensation measure defined as wages reported on each employee’s 2023 IRS Form W-2. We further annualized pay for those individuals not employed for a full year in 2023, but who were employed as of December 31, 2023.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance

Our executive compensation program is designed to be fair, reasonable, competitive and tied to the achievement of specific goals consistent with the overall strategy of the Corporation. We believe that this alignment between executive compensation and shareholder interests will drive corporate performance over time. The following information summarizes the relationship between compensation actually paid to NEOs and certain measures of financial performance of the Corporation. The amounts of compensation shown below are discussed in further detail in the Compensation Discussion and Analysis beginning on page 21 and in the preceding tables.

Pay Versus Performance

			Average
			Summary	Average	Value of Initial Fixed $100
			Compensation	Compensation	Investment Based on3:
	Summary		Table Total	Actually Paid		2024 Peer	2023 Peer
	Compensation	Compensation	for Non-PEO	to Non-PEO	Total	Group Total	Group Total
	Table Total	Actually Paid	Named Executive	Named Executive	Shareholder	Shareholder	Shareholder	Net Income	Adjusted	Adjusted
	for PEO[1]	to PEO[2]	Officers[1]	Officers[2]	Return	Return	Return	(in thousands)	ROE[4]	ROA[4]
Year	($)	($)	($)	($)	($)	($)	($)	($)	(%)	(%)
2024	1,297,343	1,258,616	565,797	547,828	152.5	113.9	114.0	19,918	9.02	0.80
2023	1,292,911	1,376,927	535,423	546,486	141.4	102.6	104.0	23,746	11.68	0.99
2022	1,160,058	1,236,413	530,208	553,696	117.2	104.8	104.9	29,369	13.64	1.16
2021	1,157,133	1,363,725	962,681	982,576	99.7	105.2	103.8	29,123	15.22	1.38
2020	977,599	672,340	1,092,857	865,040	70.1	77.8	77.9	22,424	12.54	1.14
1	The amounts shown above are the amounts reported in the Summary Compensation Table on page 44 as total compensation for Mr. Cherry, who was the principal executive officer (“PEO”) for all years presented, and the average for each year of total compensation for the NEOs other than the PEO in each year, including Messrs. Long, Crone, McKernon and Seaman for 2024; including Messrs. Long, Dillon, Crone and Seaman for 2023; and including Messrs. Long, Dillon, Crone and McKernon for years 2020-2022.
2	Compensation actually paid to Mr. Cherry, and average compensation actually paid to NEOs other than Mr. Cherry, represents total compensation reported in the Summary Compensation Table, with certain adjustments as described below. Compensation actually paid differs from the amount shown in the Summary Compensation Table and does not represent the total amount earned or total amount paid in any particular year. Total compensation, as reported in the Summary Compensation Table, was adjusted by (1) removing the change in pension value, which represents the actuarial increase in present value of accumulated benefits in each year under the Retirement Plan established by the Bank for Messrs. Cherry, Long, Dillon and Seaman; (2) including the amount of service cost recognized by the Corporation under ASC Topic 715, which represents the actuarial present value of benefits under the Retirement Plan attributable to services rendered in each year; (3) removing the grant date fair value of stock awards granted in each year, as determined under ASC Topic 718; (4) including with respect to outstanding restricted stock awards for each year (i) the year-end fair value of any awards granted during the year that are outstanding and unvested as of the end of the year; (ii) the change in fair value as of the end of the year (from the end of the prior year) of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; and (iii) for awards granted in prior years that vested in the applicable year, the change in fair value as of the vesting date (from the end of the prior year). Total compensation as reported in the Summary Compensation Table and compensation actually paid both include the amount of dividends paid on unvested restricted stock awards.

The amounts of the adjustments described above that were added to (or deducted from) the Summary Compensation Table total for the PEO to arrive at compensation actually paid for the PEO for 2024 are shown in the table below.

			Year End		Change in
		Grant Date	Fair Value of	Change in Fair Value	Fair Value of Stock Awards
Change in	Pension	Fair Value of	Stock Awards	of Outstanding and	Granted in Prior Years that
Pension Value	Service Cost	Stock Awards	Granted	Unvested Stock Awards	Vested in the Year
($)	($)	($)	($)	($)	($)
(82,564)	38,362	(248,771)	334,875	12,744	(93,373)

The amounts of the adjustments described above that were added to (or deducted from) the average Summary Compensation Table total for NEOs other than the PEO to arrive at average compensation actually paid to non-PEO NEOs for 2024 are shown in the table below.

			Year End		Change in
		Grant Date	Fair Value of	Change in Fair Value	Fair Value of Stock Awards
Change in	Pension	Fair Value of	Stock Awards	of Outstanding and	Granted in Prior Years that
Pension Value	Service Cost	Stock Awards	Granted	Unvested Stock Awards	Vested in the Year
($)	($)	($)	($)	($)	($)
(20,647)	4,905	(71,787)	96,633	2,372	(29,446)

3	Cumulative total shareholder return is calculated assuming $100 was invested in the common stock of the Corporation or in the stock of the financial institutions included in a group of peer companies on December 31, 2019, and assumes the reinvestment of dividends. For 2024, the group of peer companies consists of the 2024 Incentive Compensation Peer Group (the “2024 Peer Group”). For more information on the financial institutions included in the 2024 Incentive Compensation Peer Group, refer to page 28 and to the stock performance graph included in Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in the Corporation’s Annual Report on Form 10-K

for the year ended December 31, 2024, filed with the SEC on February 27, 2025. Previously, the Corporation reported a different group of peer companies. Our prior peer group consisted of the following 53 financial institutions from our 2023 Incentive Compensation Peer Group (the “2023 Peer Group”):

2023 Incentive Compensation Peer Group
ACNB Corporation	Fidelity D & D Bancorp, Inc.	Ohio Valley Banc Corp.
American National Bankshares Inc.	First Community Bankshares, Inc.	Old Point Financial Corporation
AmeriServ Financial, Inc.	First Community Corporation	Orrstown Financial Services, Inc.
Blue Ridge Bankshares, Inc.	First Financial Corporation	Penns Woods Bancorp, Inc.
Burke & Herbert Financial Services Corp.	First National Corporation	Peoples Bancorp of North Carolina, Inc.
Capital City Bank Group, Inc.	First Savings Financial Group, Inc.	Peoples Financial Services Corp.
CapStar Financial Holdings, Inc.	First United Corporation	Primis Financial Corp.
Carter Bankshares, Inc.	FNCB Bancorp, Inc.	Princeton Bancorp, Inc.
CB Financial Services, Inc.	Franklin Financial Services Corporation	Richmond Mutual Bancorporation, Inc.
CF Bankshares Inc.	FVCBankcorp, Inc.	River Financial Corporation
Citizens & Northern Corporation	HomeTrust Bancshares, Inc.	SB Financial Group, Inc.
Citizens Financial Services, Inc.	John Marshall Bancorp, Inc.	Security Federal Corporation
Civista Bancshares, Inc.	LCNB Corp.	SmartFinancial, Inc.
Codorus Valley Bancorp, Inc.	MainStreet Bancshares, Inc.	Southern First Bancshares, Inc.
Colony Bankcorp, Inc.	Mid Penn Bancorp, Inc.	Southern States Bancshares, Inc.
Eagle Financial Services, Inc.	Middlefield Banc Corp.	Summit Financial Group, Inc.
F & M Bank Corp.	National Bankshares, Inc.	Virginia National Bankshares Corporation
Farmers & Merchants Bancorp, Inc.	Norwood Financial Corp.

For more information on the financial institutions included in the 2023 Incentive Compensation Peer Group, refer to the Corporation’s 2024 proxy statement, filed with the SEC on March 8, 2024. In 2024, the Corporation updated the composition of the peer group used to evaluate the financial performance of the Corporation consistent with the manner in which the 2023 Peer Group was determined. As such, the 2024 Incentive Compensation Peer Group includes peer companies headquartered in twelve states in the Eastern and Southern U.S. Additional information can be found in Item 5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities,” in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025. For purposes of the cumulative total shareholder return reported in this table, the 2024 Peer Group and the 2023 Peer Group are weighted according to the respective financial institution’s market capitalization as of December 31, 2019.

4	Adjusted ROE and adjusted ROA are financial measures that are not consistent with U.S. GAAP that are considered by the Corporation as part of its executive compensation program. Refer to Appendix A for information regarding these non-GAAP financial measures, including a reconciliation to the most directly comparable U.S. GAAP financial measures. The Committee has identified a variety of performance goals and metrics used for the purpose of awarding compensation to executive officers that are consistent with the Corporation’s overall compensation philosophy and the long-term interests of its shareholders. Among these, the Committee has identified adjusted ROE as the most important financial performance measure (that is not otherwise required to be disclosed in the table above) used by the Corporation to link compensation actually paid to its NEOs for the year ended December 31, 2024 to company performance. Adjusted ROA, which is also used by the Corporation to evaluate performance as part of its executive compensation program, is shown in the table above as a supplemental financial performance measure.

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) cumulative total shareholder return on the common stock of the Corporation, cumulative total shareholder return on the stock of the 2024 Peer Group and cumulative total shareholder return on the stock of the 2023 Peer Group for the last five completed fiscal years is shown in Figure 1.

Figure 1: Compensation Actually Paid and Total Shareholder Return (TSR)

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) net income of the Corporation for the last five completed fiscal years is shown in Figure 2.

Figure 2: Compensation Actually Paid and Net Income

The Committee has identified adjusted ROE as the most important financial performance measure (that is not otherwise required to be disclosed in the table above) used by the Corporation to link compensation actually paid to its NEOs for the year ended December 31, 2024 to company performance. The Committee uses a composite ranking of the Corporation’s ROE and ROA performance (as defined by the Committee, which excludes the effect on ROE of accumulated other comprehensive income) among the financial institutions of the 2024 Incentive Compensation Peer Group in the determination of short-term cash incentive compensation awards for Messrs. Cherry and Long, as discussed further beginning on page 30.  (Adjusted ROA is also shown in the table above as a supplemental financial performance measure.) The Committee also uses the Corporation’s three-year ROTCE (as defined by the Committee, which excludes the effect of accumulated other comprehensive income) relative to the 2024 Incentive Compensation Peer Group in the determination of Long-Term Equity Incentive Compensation Awards for each NEO, as discussed further beginning on page 33. Adjusted ROE, as reported by the Corporation, is reviewed by the Committee in making decisions regarding compensation of executive officers, and is closely related to both ROE as defined by the Committee for purposes of the short-term cash incentive compensation award and ROTCE as defined by the Committee for purposes of the long-term equity incentive compensation award.

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) adjusted ROE for the last five completed fiscal years is shown in Figure 3.

Figure 3: Compensation Actually Paid and Adjusted ROE

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) adjusted ROA, which is presented as a supplemental financial performance measure, for the last five completed fiscal years is shown in Figure 4.

Figure 4: Compensation Actually Paid and Adjusted ROA

The following table lists the financial performance measures determined by the Committee to be the most important financial performance measures used by the Corporation to link compensation actually paid to its NEOs for the year ended December 31, 2024 to company performance.

Financial Performance Measures Linked to Compensation of Executives Other than Mr. McKernon
Net income
Adjusted ROE
Adjusted ROA
ROE (as defined by the Committee)
ROTCE (as defined by the Committee)
Loan delinquencies
Net charge-off ratio

Financial Performance Measures Linked to Compensation of Mr. McKernon
Net income before taxes of C&F Mortgage
ROTCE (as defined by the Committee)
Net margin on mortgage loan originations at C&F Mortgage

AUDIT COMMITTEE MATTERS

PROPOSAL FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. (“YHB”) as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2025. YHB also served as independent registered public accounting firm for the fiscal year ended December 31, 2024.  In the event that the appointment of YHB is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2026.

Representatives of YHB are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

Evaluation and Selection of Principal Accountant

The Audit Committee performs an annual evaluation of YHB as its independent registered public accounting firm.  As part of this evaluation, the Audit Committee considers various matters that are relevant to the suitability of the firm, its independence, and the quality of the audit services provided to the Corporation.  Among other matters, the Audit Committee considers communications with the firm related to its independence and the performance of its audits, its reputation, and the results of inspections and reviews performed by the Public Company Accounting Oversight Board of the firm’s audits and quality controls.  The Audit Committee is responsible for approving the compensation paid to the Corporation’s independent registered public accounting firm.  In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be regular rotation of the independent public accounting firm.  The Audit Committee oversees the Corporation’s cooperation with its independent registered public accounting firm to ensure the firm’s continuing independence.  Key audit partners involved in the audit of the consolidated financial statements of the Corporation are rotated every five years as required by law and SEC regulations. YHB has served as the Corporation’s independent registered public accounting firm since 1997.

The members of the Audit Committee and the Board believe that continued retention of YHB to serve as the Corporation’s independent registered public accounting firm is in the best interests of the Corporation and its shareholders.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by YHB for the audit of the Corporation’s annual financial statements for the years ended December 31, 2024 and 2023, and fees billed for other services rendered by YHB during those periods.  All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by YHB was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2024	2023
Audit fees [1]	$346,750	$324,250
Audit-related fees [2]	65,975	72,000
Tax fees [3]	45,975	45,675
All other fees	—	—
	$458,700	$441,925
1	Audit fees consist of audit and review services, consents, review of documents filed with the SEC; C&F Mortgage’s and C&F Select LLC’s standalone audits; reviews of the Bank’s special purpose standalone financial statements; and the attestation report on internal controls under SEC rules. For 2024, includes amounts billed through December 31, 2024 and additional amounts estimated to be billed for the 2024 audit.

2	Audit-related fees consist of employee benefit plan audits; HUD audits; and consultation concerning financial accounting, reporting standards and other related issues.

3	Tax fees consist of preparation of federal and state tax returns; reviews of quarterly estimated tax payments and consultations regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Corporation’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Corporation’s independent registered public accounting firm.  The Audit Committee, or a designated member or members of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair the registered public accounting firm’s independence.  The Audit Committee has delegated interim pre-

approval authority to Mr. D. Anthony Peay, Chair of the Audit Committee.  Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting.  The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.  The CFO will report to the Audit Committee actual fees incurred periodically throughout the year, by category of service.  With respect to each proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee.  Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Corporation’s CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.  The Audit Committee conducts an annual review of its pre-approval policy to evaluate the policy’s appropriateness and compliance with applicable law and exchange listing standards.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is currently comprised of six directors, all of whom satisfy all of the following criteria:  (1) meet the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director,” (2) have not accepted directly or indirectly any consulting, advisory, or other compensatory fee from the Corporation or any of its subsidiaries, (3) are not affiliated persons of the Corporation or any of its subsidiaries, (4) have not participated in the preparation of the financial statements of the Corporation or any of its current subsidiaries at any time during the past three years, and (5) are competent to read and understand financial statements.  In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication.  The Board has determined that the Chair of the Audit Committee, Mr. D. Anthony Peay, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act.  Mr. Peay is independent of management based on the independence requirements set forth in the NASDAQ listing standards’ definition of “independent director.”  The Audit Committee has furnished the following report:

The Audit Committee is appointed by the Corporation’s Board to assist the Board in overseeing: (1) the quality and integrity of the accounting and financial reporting processes and financial statements audits of the Corporation and its subsidiaries, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of the Corporation’s internal audit function and independent registered public accounting firm, (4) the Corporation’s compliance with legal and regulatory requirements, (5) the Company’s disclosure controls and procedures and internal control over financial reporting, (6) the review, approval and ratification of all covered related party transactions and (7) the Corporation’s major risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.  The authority and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board and include sole responsibility for the appointment, compensation and evaluation of the Corporation’s independent registered public accounting firm and the internal auditors for the Corporation, as well as establishing the terms of such engagements.  The Audit Committee has the authority to retain the services of independent legal, accounting or other advisors as the Audit Committee deems necessary, with appropriate funding available from the Corporation, as determined by the Audit Committee, for such services.  The Audit Committee reviews and reassesses its charter annually and recommends any changes to the Board for approval.  The Audit Committee Charter is posted on the Corporation’s website.

The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process.  In fulfilling its oversight responsibilities for the financial statements for fiscal year 2024, the Audit Committee:

●	Monitored the preparation of quarterly and annual financial reports by the Corporation’s management;
●	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2024 with management and YHB, the Corporation’s independent registered public accounting firm;
●	Discussed with management, YHB and the Corporation’s Director of Internal Audit the adequacy of the system of internal controls;
●	Discussed with YHB the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
●	Received the written disclosures and the letter from YHB required by the applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the Audit Committee concerning independence. The Audit Committee discussed with YHB its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.  In addition, the Audit Committee’s meetings included, when appropriate, executive sessions with the Corporation’s independent registered public accounting firm and the Corporation’s Director of Internal Audit, in each case without the presence of the Corporation’s management.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  Also, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of the Corporation’s annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and YHB, including those referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 for filing with the SEC.

Audit Committee

D. Anthony Peay, Chair
Dr. Julie R. Agnew	C. Elis Olsson
J. P. Causey Jr.	Paul C. Robinson
James T. Napier

OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table shows as of February 14, 2025, the beneficial ownership of the Corporation’s common stock, par value $1.00 per share, held by (a) each director and director nominee, (b) each named executive officer, (c) all currently-serving directors and executive officers of the Corporation as a group, and (d) each holder of more than five percent of the Corporation’s common stock.

	Amount and Nature of
Name	Beneficial Ownership[1]		Percent of Class
Julie R. Agnew	4,172	(2)	*
J. P. Causey Jr.	29,141	(2)	*
Thomas F. Cherry	38,377	(3)	1.2%
S. Dustin Crone	8,437	(3)	*
Larry G. Dillon	34,439	(2)	1.1
Audrey D. Holmes	13,360	(2)	*
Elizabeth R. Kelley	4,172	(2)	*
Jason E. Long	9,600	(3)	*
Bryan E. McKernon(4)	13,245	(3)	*
James T. Napier	5,635	(2)	*
C. Elis Olsson	9,375	(2)	*
D. Anthony Peay	2,400	(2)	*
Paul C. Robinson	18,513	(2)	*
John A. Seaman, III	4,494	(3)	*
George R. Sisson III	7,735	(2)	*
Jeffery O. Smith	2,245	(2)	*
All Directors and Executive Officers as a group (16 persons)	203,932		6.3%

>5% Shareholders:
Dimensional Fund Advisors LP	186,401	(5)	5.8%
*	Represents less than 1 percent of the total outstanding shares of the Corporation’s common stock.

1	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days (“presently exercisable”). Except as otherwise indicated, each director or executive officer has sole voting and investment power with respect to the shares shown, and none of such shares are pledged.

2	Includes 600 shares each of stock restricted as to sale or other transfer for each non-employee director issued pursuant to the 2022 Stock and Incentive Compensation Plan. A description of this plan is set forth above in “Director Compensation.” Also includes 925 shares of such restricted stock for Mr. Dillon issued pursuant to the 2022 Stock and Incentive Compensation Plan. Also includes 2,100 shares held by a church with respect to which shares Mr. Sisson shares voting and investment power in his voluntary capacity with the church. Also includes 1,200 shares held by the Mary Hedrick Causey Family Trust, with respect to which shares Mr. Causey has voting and investment power in his capacity as trustee for the trust. Excludes 927 and 738 shares held solely by Messrs. Olsson’s and Sisson’s spouses, respectively, as to which Messrs. Olsson and Sisson each disclaim beneficial ownership.

3	Includes 8,851, 2,700, 4,016, 975 and 825 shares of stock restricted as to sale or other transfer for Messrs. Cherry, Crone, Long, McKernon and Seaman, respectively. A description of the plan under which these restricted shares of stock were granted is set forth above in greater detail in “Compensation Discussion and Analysis.”

4	Mr. McKernon served as President and CEO of C&F Mortgage through December 31, 2024, after which he retired from the role of President and CEO and remains employed by C&F Mortgage to assist with its transition to a new President and CEO.

5	This information is based on Amendment No. 4 to Schedule 13G filed with the SEC on February 9, 2024, which reported that Dimensional Fund Advisors LP (“Dimensional”) had sole voting power over 182,264 shares and sole investment power over 186,401 shares. Dimensional is a registered investment advisor and may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment advisor, sub-advisor and/or investment manager. Dimensional disclaims beneficial ownership of all such shares. The address of Dimensional is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires directors, executive officers, and beneficial owners of greater than 10 percent of the Corporation’s common stock to file reports concerning their ownership of and transactions in Corporation common stock.  Based on a review of the copies of those reports furnished to the Corporation, or written representations that no other reports were required, the Corporation believes that its officers and directors complied with all such filing requirements under Section 16(a) during 2024 except that Messrs. Dillon, McKernon and Seaman each reported one transaction late on a Form 4 on February 20, 2024 that should have been reported by February 19, 2024, and Mr. Robinson reported one transaction late on a Form 4 on May 6, 2024 that should have been reported by April 30, 2024.

Interest of Management in Certain Transactions

During 2024 and up to the present time, there were transactions between the Corporation’s banking subsidiary and certain members of the Compensation Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business.  As of December 31, 2024, the total maximum extensions of credit (including used and unused lines of credit) to policy-making officers, directors and their associates amounted to $2.1 million, or 0.9 percent of total year-end capital.  The maximum aggregate amount of such indebtedness outstanding during 2024 was $1.6 million, or 0.7 percent of total year-end capital.  These loans were made in the ordinary course of the Bank’s business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable transactions with unrelated parties, and in the opinion of management and the Board, do not involve more than the normal risks of collectability or present other unfavorable features.  The Corporation expects to have similar banking transactions in the future with its officers, directors and their associates.

The Board has adopted a written policy with respect to related party transactions that governs the review, approval or ratification of covered related party transactions.  The Audit Committee oversees this policy.  The policy generally provides that we may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party or to those provided to employees generally, the transaction involves compensation approved by the Compensation Committee or with respect to loans to or similar relationships with related parties, the loan or other relationship has been approved in accordance with the Corporation’s Regulation O procedures and is not disclosed as nonaccrual, past due, restructured or a potential problem loan.

In the event management determines to recommend a related party transaction, the transaction must be presented to the Audit Committee for approval.  After review, the Audit Committee will approve or disapprove such transaction and at each subsequently-scheduled meeting, management will update the Audit Committee as to any material change to the approved related party transaction.  The Audit Committee approves only those related party transactions that are in, or are not inconsistent with, the best interests of the Corporation and its shareholders, as the Audit Committee determines in good faith.

For purposes of this policy, a “related party transaction” is a current or currently-proposed transaction, arrangement or relationship (or any series of transactions, arrangements or relationships) in which the Corporation or a subsidiary is, was or will be a participant, the amount involved exceeds $120,000 and in which any related party had, has or will have a direct or indirect material interest.  For purposes of determining whether a transaction is a related party transaction, the Audit Committee refers to Item 404 of Regulation S-K, promulgated under the Exchange Act.

A “related party” is (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director, (ii) any person who is known to be the beneficial owner of more than 5 percent of any class of our voting securities, (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and any person (other than a tenant or employee) sharing the household of any of the foregoing persons, and (iv) any firm, corporation or other entity which is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Other Business

As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than Proposal One, Proposal Two, Proposal Three and Proposal Four referred to above.  If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report may be delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Shareholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or, if they are shareholders of record,  direct their request to Equiniti Trust Company, LLC, the Corporation’s stock transfer agent, by telephone at (877) 864-4749.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, if you are a beneficial owner or, if you are a shareholder of record, direct your written request to Equiniti Trust Company, LLC, 48 Wall Street, Floor 23, New York, New York, 10005, or direct your request by telephone at (877) 864-4749.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Corporation’s Secretary, C&F Financial Corporation, 3600 La Grange Parkway, Toano, Virginia 23168, or by telephone at (804) 843-2360.

Shareholder Proposals For 2026 Annual Meeting

If any shareholder intends to propose a matter for consideration at the Corporation’s 2026 Annual Meeting (other than director nominations, discussed on pages 15 and 16), notice of the proposal must be received in writing by the Corporation’s Secretary by January 21, 2026.  If any shareholder intends to present a proposal to be considered for inclusion in the Corporation’s proxy materials in connection with the 2026 Annual Meeting, the proposal must meet the requirements of Rule 14a-8 under the Exchange Act and must be received by the Corporation’s Secretary, at the Corporation’s principal office in Toano, Virginia, on or before November 7, 2025.

In addition, the proxy solicited by the Board of Directors for the 2026 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Corporation has not received notice of such proposal by January 21, 2026, in writing delivered to the Corporation’s Secretary.

By Order of the Board of Directors,

Jason E. Long
Secretary

Toano, Virginia

March 7, 2025

A copy of the Corporation’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2024 (including exhibits), will be furnished without charge to shareholders upon written request to Secretary, C&F Financial Corporation, 3600 La Grange Parkway, Toano, Virginia 23168.  Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Corporation’s website at www.cffc.com.

Appendix A

NON-GAAP FINANCIAL MEASURES

The accounting and reporting policies of the Corporation conform to U. S. GAAP and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted ROE, adjusted ROA, ROTCE and adjusted ROTCE.  Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods and other financial institutions. The non-GAAP measures used by management enhance comparability by excluding the effects of items that do not reflect ongoing operating performance. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently.

A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

	For The Year Ended
	December 31,
(Dollars in thousands, except per share amounts)	2024	2023	2022
Adjusted Net Income and Adjusted Earnings Per Share
Net income, as reported	$19,918	$23,746	$29,369
Change in accounting policy election[1]	-	-	(2,151)
Branch consolidation[2]	75	-	(228)
Adjusted net income	$19,993	$23,746	$26,990

Weighted average shares - basic and diluted	3,299,574	3,411,995	3,517,114

Earnings per share - basic and diluted, as reported	$6.01	$6.92	$8.29
Change in accounting policy election	-	-	(0.61)
Branch consolidation	0.02	-	(0.07)
Adjusted earnings per share - basic and diluted	$6.03	$6.92	$7.61

Adjusted ROE
Average total equity, as reported	$220,856	$203,261	$197,876

ROE, as reported	9.02%	11.68%	14.84%
Adjusted ROE	9.05%	11.68%	13.64%

Adjusted ROA
Average total assets, as reported	$2,494,496	$2,393,497	$2,319,683

ROA, as reported	0.80%	0.99%	1.27%
Adjusted ROA	0.80%	0.99%	1.16%

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$20,284	$22,928	$24,374
Change in accounting policy election[1]	-	-	(2,151)
Branch consolidation[2]	75	-	(228)
Adjusted net income, community banking segment	$20,359	$22,928	$21,995

Return on Average Tangible Common Equity and
Adjusted Return on Average Tangible Common Equity
Average total equity, as reported	$220,856	$203,261	$197,876
Average goodwill	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,273)	(1,538)	(1,820)
Average noncontrolling interest	(649)	(675)	(737)
Average tangible common equity	$193,743	$175,857	$170,128

Net income	$19,918	$23,746	$29,369
Amortization of intangibles	260	273	298
Net income attributable to noncontrolling interest	(84)	(142)	(210)
Net tangible income attributable to C&F Financial Corporation	$20,094	$23,877	$29,457

Adjusted net income	$19,993	$23,746	$26,990
Amortization of intangibles	260	273	298
Net income attributable to noncontrolling interest	(84)	(142)	(210)
Adjusted net tangible income attributable to C&F Financial Corporation	$20,169	$23,877	$27,078

Return on average tangible common equity	10.37%	13.58%	17.31%
Adjusted return on average tangible common equity	10.41%	13.58%	15.92%

________________________

1	A change in accounting policy election for certain equity investments, primarily consisting of equity interests in an independent insurance agency and a full service title and settlement agency, resulted in fair value adjustments in the fourth quarter of 2022, which resulted in the one-time recognition of additional other income of $2.2 million, net of related income taxes of $572,000.
2	Branch consolidation is net losses on real estate activity related to branch consolidations due to a provision for losses of $215,000 recorded on one location, offset in part by a gain on sale of $120,000 and is net of related income taxes of $20,000 for the year ended December 31, 2024. Branch consolidation are gains recognized on the sale of former bank branch locations subsequent to consolidation into nearby branches and are net of related income taxes of $61,000 for the year ended December 31, 2022.

A-1

ANNUAL MEETING OF SHAREHOLDERS OF

C&F FINANCIAL CORPORATION

April 15, 2025

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
The Notice of Meeting, proxy statement, proxy card and 2024 Annual Report to Shareholders are available at http://www.astproxyportal.com/ast/08723/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430403000000001000 3 041525

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect directors as instructed below.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Audrey D. Holmes
○ Elizabeth R. Kelley
○ James T. Napier
○ Paul C. Robinson

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
3. To recommend, in an advisory, non-binding vote, the frequency of future advisory, non-binding votes to approve the compensation of the Corporation's named executive officers.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES, "FOR" PROPOSALS 2 AND 4 AND "1 YEAR" FOR PROPOSAL 3.

Meeting Attendance

I plan to attend the Annual Meeting on Tuesday, April 15, 2025.

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder ________ Date: ________ Signature of Shareholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

C&F FINANCIAL CORPORATION

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Larry G. Dillon and C. Elis Olsson, jointly and severally, as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of C&F Financial Corporation standing in the name of the undersigned as of the close of business on February 14, 2025, at the Annual Meeting of Shareholders to be held on Tuesday, April 15, 2025 at 3:30 p.m., at C&F Financial Corporation, 3600 LaGrange Parkway, Toano, Virginia, or any adjournment thereof, on each of the matters listed on the reverse side of this proxy card. **This proxy, when properly executed, will be voted in the manner directed by the shareholder signing on the reverse side of this proxy card. If no direction is made, this proxy will be voted FOR all director nominees in Proposal 1, FOR Proposals 2 and 4, and for a 1 YEAR frequency in Proposal 3, and on any other matters, to the extent entitled, in the best judgment of the proxy agents.**

(Continued and to be signed on Reverse Side)

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